SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______)

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Gouverneur Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gouverneur Bancorp, Inc.
42 Church Street
Gouverneur, New York 13642
(315) 287-2600

August 22, 2008

Dear Shareholder:

          You are cordially invited to attend the special meeting of shareholders of Gouverneur Bancorp, Inc. (the “Company”) to be held on September 25, 2008, at 3:00 p.m., local time in the Boardroom of Gouverneur Savings & Loan Association, 20 John Street, Gouverneur, New York.

          At this important meeting, you will be asked to consider and vote on proposed amendments to our Charter. These amendments will provide for a reverse 1-for-100 stock split followed immediately by a forward 100-for-1 stock split of our common stock. The text of the proposed amendments is attached as Appendices A-1 and A-2 to the accompanying proxy statement.

          This proxy statement is first being mailed to the Company’s shareholders, along with the accompanying form of proxy, on or about August 22, 2008.

          If approved at the special meeting, the reverse/forward stock split transaction will affect our shareholders as follows:

If you are a record shareholder with:	Effect:

100 or more shares:	You will continue to hold the same number of shares

Fewer than 100 shares:	You will be entitled to $10.00 in cash, without interest, per share

          The primary effect of this transaction, often referred to as a “going private transaction” will be to reduce our total number of shareholders of record to below 300. As a result, we will terminate the registration of our common stock under federal securities laws, our reporting obligations with the Securities and Exchange Commission (the “SEC”) will be suspended, and we will no longer be eligible for trading on the American Stock Exchange.

          We are proposing this transaction because our Board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the advantages. The reasons the Board considered in reaching this conclusion include:

•	We estimate that we will eliminate annual expenses of approximately $248,000 by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications.

•

Operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, including requirements of the Sarbanes-Oxley Act, thus allowing management to focus more of its attention on our customers and the communities in which we operate.

•

Beginning with its Form 10-KSB for the year ending September 30, 2008, the Company must provide a report of management on the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. The costs of compliance with this requirement and the related attestation report currently required for fiscal 2010 are estimated at $13,000 for each of the years ending September 30, 2008 and 2009 and $33,000 for the year ending September 30, 2010. These costs will be avoided if the Company completes the reverse/forward stock split described in the accompanying proxy statement.

•	At least 148 of our 364 record shareholders own fewer than 100 shares. The reduction in the number of shareholders can be expected to reduce our costs of shareholder communications.

•

These costs of being a public company outweigh the benefits to a well-capitalized company of our size, and going private will free up management to focus on long-term business prospects beneficial to shareholders and customers.

          The enclosed proxy statement includes a discussion of the alternatives and factors considered by the Board in connection with its approval of the reverse/forward stock split, and we encourage you to read carefully the proxy statement and its appendices. Your Board of Directors believes the terms of the proposed transaction are fair and are in the best interest of our unaffiliated shareholders, and unanimously recommends that you vote “FOR” the proposal to amend our Charter.

          Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.

Sincerely,

/s/ Richard F. Bennett

Richard F. Bennett
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

GOUVERNEUR BANCORP, INC.

42 Church Street
Gouverneur, New York 13642
(315) 287-2600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 25, 2008

          A special meeting of shareholders of Gouverneur Bancorp, Inc. (the “Company”) will be held on Thursday, September 25, 2008, at 3:00 p.m., local time, in the Boardroom of Gouverneur Savings & Loan Association, 20 John Street, Gouverneur, New York:

          Reverse/Forward Stock Split. To consider and vote upon a proposal to adopt two amendments to the Company’s Charter. The amendments will provide for (a) a reverse 1-for-100 stock split, followed immediately by (b) a forward 100-for-1 stock split. Each record shareholder owning fewer than 100 shares of common stock, $0.01 par value per share, immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $10.00 per share on a pre-split basis.

          The Board of Directors has fixed the close of business on August 15, 2008, as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting. Only shareholders at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and marking the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

Your Board of Directors unanimously recommends that you vote “FOR” approval of the amendments to our Charter.

i

SUBMISSION OF BUSINESS PROPOSALS AND STOCKHOLDER NOMINATIONS	41
WHERE YOU CAN FIND MORE INFORMATION	41
DOCUMENTS INCORPORATED BY REFERENCE	42

Appendix A-1	Form of Amendment to Charter to Effect Reverse Stock Split
Appendix A-2	Form of Amendment to Charter to Effect Forward Stock Split
Appendix B	Opinion of Keller and Company, Inc.

ii

SUMMARY TERM SHEET

          This summary provides an overview of material information from this proxy statement. However, it is a summary only. To better understand the reverse stock split and forward stock split transaction and for a more complete description of its terms, we encourage you to read carefully this entire proxy statement and the documents to which it refers.

          In this proxy statement, “the Company,” “we,” “our,” “ours,” and “us” refer to Gouverneur Bancorp, Inc., federally chartered corporation. The term “Gouverneur Savings” refers to the Company’s wholly-owned subsidiary, Gouverneur Savings & Loan Association. The term “split transaction” refers to the reverse and forward stock splits, together with the related cash payments to registered shareholders holding fewer than 100 shares at the effective time of the split transaction. The term “non-continuing shareholders” of the Company means all record holders of common stock of the Company (i.e., registered owners of the shares whose names appear on the Company’s records as shareholders) with fewer than 100 shares at the effective time of the reverse stock split transaction. The term “continuing shareholders” means all record holders of common stock of the Company with at least 100 shares at the effective time of the reverse stock split transaction. References to “common stock” or “shares” refer to the Company’s common stock, par value $0.01 per share.

Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting

          Our Board of Directors is asking for your proxy for use at a special meeting of shareholders to be held on Thursday, September 25, 2008, at 3:00 p.m., local time, in the Boardroom of Gouverneur Savings & Loan Association, 20 John Street, Gouverneur, New York, and at any adjournments or postponements of that meeting. At the special meeting, shareholders will be asked:

•	to consider and vote upon a proposal to adopt amendments to our Charter that will result in a 1-for-100 reverse stock split followed immediately by a 100-for-1 forward stock split.

Record Date

          You may vote at the special meeting if you owned Company common stock at the close of business on August 15, 2008, which has been set as the record date. At the close of business on the record date, there were 2,300,744 shares of our common stock outstanding. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Vote Required for Approval

          Proposal 1 — The Reverse/Forward Stock Split. Approval of the split transaction requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the special meeting. As of August 15, the directors and executive officers of the Company beneficially owned approximately 8.1% of the Company’s outstanding common stock (excluding stock options). As of August 15, Cambray Mutual Holding Company beneficially owned approximately 57.0% of the Company’s outstanding common stock. Because Cambray Mutual Holding Company is the Company’s majority shareholder, the votes it casts will determine the outcome of the split transaction proposal. We believe that all of our directors and executive officers and Cambray Mutual Holding Company will vote in favor of the split transaction.

          See “ABOUT THE SPECIAL MEETING—Vote Required for Approval.”

The Company and Gouverneur Savings

          Gouverneur Bancorp, Inc. is a savings and loan holding company, with a business address of 42 Church Street, Gouverneur, New York 13642, and a business telephone number of (315) 287-2600. The Company owns 100% of Gouverneur Savings & Loan Association. The Company’s common stock is listed on the American Stock Exchange under the symbol “GOV.” As of the close of business on August 15, 2008, we had 2,300,744 shares of our common stock issued and outstanding. Cambray Mutual Holding Company, the Company’s mutual holding company, owns 57.0% of the Company outstanding common stock. On August 15, 2008, which is the most recent date on which our common traded before the printing of this proxy statement, the closing price of our common stock was $7.35 per share.

          Gouverneur Savings & Loan Association is a federal savings and loan association. Gouverneur Savings conducts its operations from its main office in Gouverneur, New York, and its full-service office located in Alexandria Bay, New York. Gouverneur Savings offers a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Overview of the Split Transaction

          We are proposing that our shareholders adopt amendments to our Charter that will result in a reverse 1-for-100 stock split followed immediately by a forward 100-for-1 stock split. If the split transaction is completed, our record shareholders who hold only fractional shares after giving effect to the reverse 1-for-100 stock split will be entitled to receive a payment of $10.00 per share for each pre-split share. Record shareholders with fewer than 100 pre-split shares will have no interest in the Company following the reverse stock split. After we complete the reverse stock split and identify those shareholders entitled to payment for their pre-split shares, we will complete a forward stock split in which each share of common stock will be converted into 100 shares of common stock post-split. As a result of this subsequent forward stock split, record shareholders who hold 100 or more shares prior to the reverse stock split will ultimately hold the same number of shares following the forward stock split. The text of the proposed amendments to our Charter are attached to this proxy statement as Appendices A-1 and A-2.

          The transaction has been structured as a two-step stock split transaction because the reverse stock split will enable us to reduce the number of our shareholders of record to fewer than 300, while the forward stock split will avoid disruption to the record shareholders that own 100 or more shares of common stock prior to the split transaction. Because shareholders owning 100 or more shares of common stock are not affected by the two-step structure, this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement.

          The split transaction is being effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be cashed out. Because we think it is likely that any nominee (including nominees in whose name brokers or banks hold their customers’ shares) will hold more than 100 shares in the aggregate, we think it is likely that all “street name” holders will remain continuing shareholders.

          We expect to pay a total of approximately $58,000 to shareholders in the reverse stock split and we anticipate that the number of outstanding shares of our common stock will decrease approximately 0.25% as a result of the split transaction. These numbers and amounts may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. See ”PROPOSAL 1 – THE SPLIT TRANACTIONS – SPECIAL FACTORS – Overview of the Split Transaction.”

Effects of the Split Transaction

•

The split transaction will reduce the number of holders of the common stock of the Company to fewer than 300, which will enable the Company to terminate the registration of its common stock pursuant to Section 12(b) of the Securities Exchange Act of 1934.

•

As a result of the split transaction, the common stock of the Company will no longer be listed on the American Stock Exchange. We will use our best efforts to cause the common stock to be quoted on the OTC Bulletin Board, although there can be no assurance that we will be able to do so.

•	Going private will significantly change the public disclosures of the Company.

          For a further description of how the split transaction will affect our shareholders, including the different effects on the affiliated and unaffiliated continuing and non-continuing shareholders, please see “PROPOSAL 1 – THE SPLIT TRANACTIONS – SPECIAL FACTORS – Fairness of the Split Transaction – Substantive Fairness.” For more information on the effects of the split transaction on the Company, see “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Effects of the Split Transaction on the Company.”

Reasons for the Split Transaction

          The principle purposes of, and our reasons for, effecting the split transaction are:

•	To eliminate annual expenses of approximately $248,000 by eliminating the requirement to file periodic reports with the SEC and reducing the expenses of shareholder communications;

•

To reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, including requirements of the Sarbanes-Oxley Act, thus allowing management to focus more of its attention on our customers and the communities in which we operate;

•

To eliminate costs of filing with the Company’s Form 10-KSB a report of management on the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act and the related attestation report currently required for fiscal 2009, which costs are expected to be approximately $13,000 in each of the years ending September 30, 2008 and 2009 and $33,000 in the year ending September 30, 2010.

          The Board has concluded that the costs of complying with federal securities laws outweigh the benefits the Company receives for being an SEC reporting company. For further discussion of the Board’s reasons for the split transaction, see “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Reasons for the Split Transaction.”

Background of the Split Transaction

          For a description of the events leading to the approval of the split transaction by our Board of Directors and the reasons for its approval, you should refer to “PROPOSAL 1 – THE SPLIT TRANSACTION – Background of the Split Transaction,” “—Reasons for the Split Transaction,” and “—Fairness of the Split Transaction.” As we explain more fully in these sections, our Board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company, while remaining an independent, community-owned company.

Fairness of the Split Transaction

          Based on a careful review of the facts and circumstances relating to the split transaction, our Board of Directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively and procedurally fair to our unaffiliated shareholders, including unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders. See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Fairness of the Split Transaction.”

          The Board considered whether the absence of a separate approval of the split transaction by the shareholders other than Cambray Mutual Holding Company affects the fairness of the transaction. The Company’s board of directors also serves as the board of directors of Cambray Mutual Holding Company, the Company’s majority shareholder. Because Cambray Mutual Holding Company is the Company’s majority shareholder, the votes it casts will determine the outcome of the split transaction proposal. Under Office of Thrift Supervision regulations and the Company’s Charter, the Board of Directors of the Company may amend the Charter of the Company, including amendments to effect both the reverse stock split and the forward stock split, upon the affirmative vote of the holders of a majority of the votes eligible to be cast at a meeting. No additional vote standard is required under either Office of Thrift Supervision regulations or the Company’s Charter to amend the Company’s Charter. Because of this authorization in Office of Thrift Supervision regulations and the Company’s Charter, the Board of Directors does not believe that the lack of the separate approval of the split transaction by the shareholders other than Cambray Mutual Holding Company affects the fairness of the transaction to either the non-continuing shareholders or unaffiliated continuing shareholders. Accordingly, the Company has not required the separate approval of the split transaction by the shareholders other than Cambray Mutual Holding Company. The Board considered the fact that any shareholder who wishes to remain a shareholder of the Company following the reverse stock split may increase their holdings of Company common stock to at least 100 shares prior to the effective time of the reverse stock split. Please note, however, that there is a limited trading market for the Company’s common stock.

          For a complete discussion of the positive and negative factors considered by the Board, please see “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Fairness of the Split Transaction.”

Fairness Opinion of Financial Advisor

          In deciding to approve the split transaction, our Board of Directors considered the opinion of Keller & Company, Inc. (“Keller & Company”), and Keller & Company’s financial analysis used in the preparation of the fairness opinion, that the $10.00 consideration proposed to be paid to the non-continuing shareholders, whether affiliated or unaffiliated, is fair from a financial point of view to those shareholders.

          The full text of the fairness opinion is attached to this proxy statement as Appendix B, and you are encouraged to read it carefully. See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Fairness Opinion of Financial Advisor,” for a discussion of the fairness opinion and of Keller & Company’s financial analysis used in the preparation of the fairness opinion as adopted by the Board of Directors of the Company.

Interests of Certain Persons in the Split Transaction

          You should be aware that the directors and executive officers of the Company have interests in the split transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the split transaction, including the following:

•

Following the split transaction, the executive officers and directors of the Company will own, in the aggregate, approximately 8.1% of the outstanding shares of the Company’s common stock (excluding stock options), the same percentage ownership that they held as of August 15, 2008.

•

In addition, our board of directors also serves as the board of directors of Cambray Mutual Holding Company, our majority stockholder. Following the split transaction, Cambray Mutual Holding Company will own approximately 57.1% of the outstanding shares of the Company’s common stock, which represents a slight increase from the 57.0% that it held as of August 15, 2008

          See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Interests of Certain Persons in the Split Transaction.”

Financing of the Split Transaction

          We estimate that the total funds required to fund the payment of the split transaction consideration to the non-continuing shareholders and to pay fees and expenses relating to the split transaction will be approximately $133,000. This amount may increase as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. Gouverneur Savings intends to dividend funds to the Company, its sole stockholder, and upon receipt of the dividend the Company will have sufficient working capital to fund the split transaction.

Effect on Market for Shares

          The common stock of the Company is currently listed on the American Stock Exchange. Following the split transaction, the common stock will be delisted from the American Stock Exchange. This delisting, together with the reduction in public information concerning the Company as a result of its no longer being required to file reports under the Securities Exchange Act of 1934, may reduce the liquidity of the common stock. The Company currently intends to use its best efforts to cause its common stock to be quoted on the OTC Bulletin Board, although there can be no assurance that it will be able to do so. See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Effects of the Split Transaction on the Company.”

Material Federal Income Tax Consequences of the Split Transaction

          We believe that the split transaction, if completed, will have the following federal income tax consequences:

•	the split transaction should result in no material federal income tax consequences to us;

•	the continuing shareholders, whether affiliated or unaffiliated, will not recognize any gain or loss or dividend income in connection with the split transaction; and

•

the receipt of cash in the split transaction by the non-continuing shareholders, whether affiliated or unaffiliated, will be taxable to those shareholders, who will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and their adjusted tax basis in their common stock surrendered. Any such recognized gain will be treated as capital gain unless, in the case of the particular shareholder, the receipt of the cash is deemed to have the effect of a dividend.

          Because determining the tax consequences of the split transaction can be complicated, you should consult your own tax advisor to understand fully how the split transaction will affect you. See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Federal Income Tax Consequences.”

Dissenters’ Rights

          Under Office of Thrift Supervision regulations, you do not have dissenters’ rights in connection with the split transaction. Although you will not have dissenters’ rights in connection with the split transaction, you may pursue all available remedies under applicable law.

Reservation

          The Company reserves the right to abandon the split transaction for any reason at any time before the filing of the necessary amendments to the Charter with the Office of Thrift Supervision if the Board of Directors determines that such action would be in the best interest of the Company. The Company may, for example, abandon or delay the transaction if there is a significant increase in transaction costs or if it is determined that the approved split will not reduce the number of shareholders of record to fewer than 300. See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Reservation.”

Recommendation of Board of Directors

          Our Board of Directors unanimously recommends that you vote “FOR” the proposed amendments to our Charter that will effect the split transaction.

QUESTIONS AND ANSWERS ABOUT THE
SPLIT TRANSACTION AND THE SPECIAL MEETING

Q:	What is the date, time and place of the special meeting?

A:

The special meeting of our shareholders will be held on Thursday, September 25, 2008, at 3:00 p.m., local time, in the Boardroom of Gouverneur Savings & Loan Association, 20 John Street, Gouverneur, New York.

Q:	What is the proposed split transaction?

A:	We are proposing that our shareholders approve a reverse 1-for-100 stock split followed immediately by a forward 100-for-1 stock split of our outstanding common stock.

The purpose of the split transaction is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our shareholders of record to fewer than 300. This will allow us to terminate the registration of our common stock under the Securities Exchange Act of 1934 (the “Exchange Act”), and relieve us of the costs typically associated with the preparation and filing of reports and other documents with the SEC.

Q:	What does it mean for the Company and our shareholders that the Company will no longer be a public company and subject to federal securities laws reporting obligations?

A:

We will no longer be required to file reports with the SEC, including annual, quarterly and periodic reports. This will greatly reduce the amount of information that is publicly available about the Company and will eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirements for an audited report on our internal controls and for our CEO and CFO to certify as to the accuracy of our disclosures, and disclosure requirements relating to our audit committee composition, code of ethics and director nomination process. We do, however, intend to continue to have our financial statements audited and to send shareholders an annual report. Additionally, beginning 90 days after the effective date of the split transaction, our executive officers and directors will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

Q:	What will I receive in the split transaction?

A:

If you are the registered owner of fewer than 100 shares of our common stock on the date of the reverse stock split, you will receive $10.00 in cash from us for each pre-split share you own. If you are the registered owner of 100 or more shares of our common stock on the date of the reverse stock split, you will not receive any cash payment for your shares in connection with the split transaction and will continue to hold the same number of shares of our common stock as you did before the split transaction.

Q:	Why is 100 shares the “cutoff” number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of the Company?

A:

The purpose of the split transaction is to reduce the number of our shareholders of record to fewer than 300, which will allow us to de-register as an SEC-reporting company. Our Board selected 100 shares as the “cutoff” number in order to enhance the probability that after the split transaction we will have fewer than 300 shareholders of record.

Q:	May I buy additional shares in order to remain a shareholder of the Company?

A:

Yes. The key date for acquiring additional shares is September 25, 2008. So long as you are able to acquire a sufficient number of shares so that you are the registered owner of 100 or more shares by Thursday, September 25, 2008, your shares of common stock will not be cashed out by the split transaction. Please note, however, that there is a limited trading market for the Company’s common stock.

Q:	What if I hold my shares in “street name”?

A:

The split transaction will be effected at the registered shareholder level. This means that we will look at the number of shares registered in the name of a single holder as that name appears in the Company’s records to determine if that holder’s shares will be cashed out. With respect to shares held in “street name,” because it is likely that your brokerage firm holds 100 or more total shares registered in nominee name, you are not likely to be cashed out, even if you beneficially own fewer than 100 shares. If you hold shares in “street name,” you should talk to your broker, nominee or agent to determine how the split transaction will affect you.

Q:	What is the recommendation of our Board of Directors regarding the split transaction proposal?

A:

Our Board of Directors has determined that the split transaction is advisable and in the best interests of the Company’s shareholders, including affiliated and unaffiliated shareholders. Our Board of Directors has unanimously approved the split transaction and recommends that you vote “FOR” approval of the split transaction at the special meeting.

Q:	When is the split transaction expected to be completed?

A:

If the proposed amendments to our Charter are approved at the special meeting, we expect the split transaction to be completed as soon as practicable thereafter. We need to file the amendments to our Charter with the Office of Thrift Supervision for the split transaction to become effective.

Q:	Who is entitled to vote at the special meeting?

A:

Holders of record of our common stock as of the close of business on August 15, 2008, are entitled to vote at the special meeting. Each of our shareholders is entitled to one vote for each share of our common stock owned at the record date.

Q:	What vote is required for our shareholders to approve the split transaction?

A:

Approval of the split transaction requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the special meeting. Because Cambray Mutual Holding Company is the Company’s majority shareholder, the votes it casts will determine the outcome of the split transaction proposal.

Q:	What if the proposed split transaction is not completed?

A:

It is possible that the proposed split transaction will not be completed. The proposed split transaction will not be completed if, for example, shareholders do not approve the proposed amendments to our Charter by the required vote. Alternatively, even if shareholder approval is received, if the Board determines that it is not in the best interests of the Company’s shareholders to complete the transaction, the Board may decide to abandon it. If the split transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	What happens if I do not return my proxy card?

A:	A failure to return your proxy card will have the same effect as a negative vote for the split transaction proposal.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the special meeting of shareholders. This proxy statement includes detailed information on how to cast your vote.

Q:	If my shares are held for me by my broker, will my broker vote those shares for me?

A:

Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting by following the procedures outlined in this proxy statement.

Q:	Do I need to attend the special meeting in person?

A:	No. You do not have to attend the special meeting to vote your Company shares.

Q:	Will I have appraisal or dissenters’ rights in connection with the split transaction?

A:

No. Under Office of Thrift Supervision regulations, which governs the split transaction, you do not have the right to demand the appraised value of your shares or any other dissenters’ rights. Your rights are described in more detail under “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Appraisal Rights and Dissenters’ Rights.”

Q:	Should I send in my stock certificates now?

A:

No. If you are the registered owner of fewer than 100 shares of common stock on the date the split transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for cash. If you are the registered owner of 100 or more shares of our common stock, you will continue to hold the same shares after the split transaction as you did before.

Q:	If I own fewer than 100 shares and cannot locate my stock certificates, what should I do?

A:

If you are entitled to receive cash in the split transaction you will be sent a Letter of Transmittal with instructions for tendering your stock certificates. Those instructions will explain what to do if you cannot find your stock certificates. Generally, you will need to submit a lost share affidavit and a fee for a surety bond in lieu of submitting the lost, misplaced or destroyed stock certificate.

Q:	What are the tax consequences of the split transaction to me?

A.

There will be no tax consequences to you if you are the registered owner of 100 or more shares of Company common stock or if you hold shares with a brokerage firm or bank that owns through a nominee in the aggregate 100 or more shares of Company common stock. If you receive cash in the split transaction because you are the registered owner of fewer than 100 shares of Company common stock, you will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash you receive and your adjusted tax basis in your shares of common stock surrendered. See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Federal Income Tax Consequences.”

Q:	Where can I find more information about the Company?

A.

We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. General information about us is available at our Internet site at www.gouverneurbank.com; the information on our Internet site is not incorporated by reference into this proxy statement and does not form a part of this proxy statement. For a more detailed description of the information available, please see “WHERE YOU CAN FIND MORE INFORMATION.”

Q:	Who can help answer my questions?

A.

If you have questions about the split transaction after reading this proxy statement, you should contact Richard F. Bennett, our President and Chief Executive Officer, or Robert J. Twyman, our Chief Financial Officer, at (315) 287-2600.

ABOUT THE SPECIAL MEETING

Date, Time and Place of Special Meeting

          Our Board of Directors is asking for your proxy for use at our special meeting of shareholders to be held on Thursday, September 25, 2008, at 3:00 p.m., local time, in the Boardroom of Gouverneur Savings & Loan Association, 20 John Street, Gouverneur, New York, and at any adjournments or postponements of that meeting.

Matters to be Considered at the Special Meeting

          The purpose of the special meeting is for you to consider and vote upon:

          Proposal 1: The adoption of amendments to our Charter that will result in a reverse, followed by a forward, stock split transaction. This transaction is comprised of:

•

a reverse stock split, in which each 100 shares of our common stock held in the record name of a shareholder at the effective time of the reverse stock split will be converted into one share of common stock; followed immediately by

•	a forward stock split, in which each share of common stock outstanding after completion of the reverse stock split will be converted into 100 shares of common stock.

          Each record shareholder owning fewer than 100 shares of common stock immediately prior to the reverse stock split will receive a cash payment of $10.00 per share on a pre-split basis.

Record Date; Voting Power

          You may vote at the special meeting if you were the record owner of shares of our common stock at the close of business on August 15, 2008, which has been set as the record date. At the close of business on the record date, there were 2,300,744 shares of our common stock, $0.01 par value per share, outstanding. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Quorum

          The presence, in person or by proxy, of a majority of our outstanding shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for purposes of establishing a quorum at the special meeting. Because Cambry Mutual Holding Company is the Company’s majority shareholder, the votes it casts will ensure the presence of a quorum.

Vote Required for Approval

          Proposal 1 — The Reverse/Forward Stock Split. Approval of the split transaction requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the special meeting, including shares held by Cambray Mutual Holding Company. As of August 15, the directors and executive officers of the Company beneficially owned approximately 8.1% of the Company’s outstanding common stock (excluding stock options). As of August 15, Cambray Mutual Holding Company beneficially owned approximately 57.0% of the Company’s outstanding common stock. Because Cambray Mutual Holding Company is the Company’s majority shareholder, the votes it casts will determine the outcome of the split transaction proposal. We believe that all of our directors and executive officers and Cambray Mutual Holding Company will vote in favor of the split transaction. Approval of the amendments and the split transaction do not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted. Abstentions and broker non-votes will have the same effect as a negative vote.

Voting and Revocation of Proxies

          You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If a proxy card is submitted without instructions, the proxies will be voted “FOR” the proposal to approve the split transaction.

          You can revoke your proxy at any time before the vote is taken. at the meeting by:

•

delivering to Charles C. VanVleet, our Corporate Secretary, at 42 Church Street, Gouverneur, New York 13642, on or before the date of the special meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	delivering to us at the special meeting prior to the taking of the vote a later-dated and signed proxy card or a written revocation;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

          Revoking a proxy will not affect a vote once the vote has been taken. Attendance at the special meeting will not, in itself, constitute a revocation of a proxy.

Solicitation of Proxies; Expenses of Solicitation

          We are mailing this proxy material to our shareholders on or about August 22, 2008.

          The enclosed proxy is solicited on behalf of our Board of Directors. The cost of soliciting proxies in the accompanying form will be borne by us. In addition to the use of mail, our officers and directors may solicit proxies by telephone or other electronic means. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.

Other Matters to be Considered at Special Meeting

          As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS

Overview of the Split Transaction

          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gouverneur Bancorp, Inc., a federally chartered corporation, and is to be used at a special meeting at which our shareholders, among other things, will be asked to consider and vote upon a proposal to amend our Charter. If approved, the amendments will result in a 1-for-100 reverse split of our common stock, followed immediately by a 100-for-1 forward split of our common stock.

          If the reverse and forward stock splits are approved and completed as described below, record holders of fewer than 100 shares of our common stock prior to the reverse split will no longer be shareholders of the Company. Instead, those shareholders will be entitled only to receive payment of $10.00 per share of common stock held prior to the reverse split. Record shareholders holding 100 or more pre-split shares will remain shareholders. We intend, immediately following the split transaction, to terminate the registration of our shares under the Securities Exchange Act of 1934.

          If approved by our shareholders at the special meeting and implemented by our Board of Directors, the split transaction will generally affect our shareholders as follows:

SHAREHOLDER POSITION
PRIOR TO SPLIT TRANSACTION	EFFECT OF SPLIT TRANSACTION

Shareholders holding in registered name 100 or more shares of common stock	Shareholders will continue to hold the same number of shares they held prior to the split transaction.

Shareholders holding in registered name fewer than 100 shares of common stock	Shares will be converted into $10.00 per share of common stock outstanding immediately prior to the reverse stock split.

Shareholders holding common stock in “street name” through a nominee (such as a bank or broker)

The split transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” by a bank or broker who holds through a nominee in the aggregate more than 100 shares for its customers will be subject to the forward split, and the beneficial holders who hold their shares in “street name” will be continuing shareholders with the same number of shares as before the split transaction. If a shareholder owns fewer than 100 shares with a bank or broker who does not own of record in its own name or in a nominee name at least 100 shares in the aggregate for its customers, that shareholder will receive $10.00 per share of common stock outstanding immediately prior to the reverse stock split.

          The split transaction will become effective upon the filing of the necessary amendments to our Charter with the Office of Thrift Supervision or on a later date specified in that filing. The forms of the amendments to our Charter are attached to this proxy statement as Appendices A-1 and A-2. Under no circumstances would the Board consummate the reverse stock split and not the forward stock split, for the reasons set forth in “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Fairness of the Split Transaction.”

Background of the Split Transaction

          As an SEC reporting company, we are required to prepare and file with the SEC, among other items, annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and proxy statements and related materials.

          In addition to the burden on management, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, special Board and committee meeting fees, costs of printing and mailing shareholder documents, and EDGAR filing costs. For the fiscal year ended September 30, 2007, the total costs, including costs of management and staff time, of being a public company were $234,000. These costs have been increasing over the years, and we believe they will continue as a significant expense of the Company, particularly as a result of the additional reporting and disclosure obligations imposed on SEC-reporting companies by the Sarbanes-Oxley Act.

          If the Company does not go private, beginning with its Form 10-K for the year ending September 30, 2008 it will need to file a report of management on the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. The costs of compliance with this requirement are estimated at $13,000 for each of the fiscal years ending September 30, 2008, 2009 and 2010. Moreover, under Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2010, an attestation report of the Company’s independent auditors on the Company’s internal control over financial reporting will be required (unless the SEC delays this requirement for an additional year, as is currently proposed). The costs related to the initial attestation report are estimated to be $20,000. These costs will be avoided if we complete the split transaction.

          Our Board of Directors and management believe that the recurring expense and burden of our SEC-reporting requirements described above are not cost efficient for the Company. Becoming a non-SEC reporting company will allow us to avoid these costs and expenses. In addition, once our SEC reporting obligations are suspended, we will not be subject to the provisions of the Sarbanes-Oxley Act, and our officers will not be required to certify the accuracy of our financial statements under SEC rules. However, we will continue to be subject to the rules and regulations imposed by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, including those relating to financial reporting.

          There can be many advantages to being a public company, including having an active trading market for our stock. However, because the number of outstanding shares of our common stock is small and we have a small number of shareholders, we have not recognized the full benefit of having an active trading market. In the 12 months ended March 31, 2008, our common stock was not traded at all on 119 of the 252 trading days. During such period, our common stock had an average daily trading volume of only 841 shares. Having a limited trading market makes it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price. In contrast, the split transaction will allow our small shareholders to sell their shares at a fixed price that will not decline based upon the number of shares sold, and allow them to do so without incurring typical transaction costs.

          Other potential advantages of being a public company are the ability to access capital markets to meet additional capital needs and to use capital stock to make acquisitions. However, since becoming a public company in 1998, we have had limited capital needs. We have not made any additional public offerings of common stock or any other equity securities or raised additional funds through private placements since our organization in 1998. In addition, we have not used our common stock as consideration for any acquisitions. Currently, we do not anticipate issuing additional shares of common stock in either public or private transactions.

          For these and other reasons noted below, our Board of Directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations. As a result, during the past three years, our management began to explore the possibility of reducing our number of record shareholders to below 300 in order to suspend our periodic reporting obligations to the SEC.

          As far back as the October 2006 regular meeting of the Company’s Board of Directors, a discussion was held on Section 404 of the Sarbanes-Oxley Act and the impact this would have on publicly traded companies and the advantages of remaining a publicly traded company were reviewed. In November 2006, discussions were held with a financial advisor on strategic alternatives for the Company, including going private. In January 2007, management discussed with the board the pros and cons of going private and regulatory and other legal issues related to going private transactions. In particular, management provided estimated costs of operating as a public company and the expected additional costs that would be required for compliance with Section 404 of the Sarbanes-Oxley Act. At that time, consideration was given to the fact that the application of Section 404 of the Sarbanes-Oxley Act had been postponed for smaller public companies, such as the Company.

          In January and February 2008, the Board again discussed the issue of going private and the pros and cons of deregistration, including updated estimated costs of operating as a public company. Management was instructed to research the issue further and to provide the Board with a more detailed analysis of going private.

          At a Board meeting held in April 2008, management reviewed with the Board the different methods for going private, the advantages and disadvantages of going private and regulatory and other legal issues related to going private. The discussion also focused on the expenses involved in being a public company, including the costs of compliance with Section 404 of the Sarbanes-Oxley Act. The Board of Directors also took note of the fact that in recent periods numerous other financial institutions had undertaken going private transactions because of the increasing expense burden of operating as a public company. At this meeting, it was decided that the Company should continue its consideration of a going private transaction and to seek the advice of legal counsel.

          At a May 14, 2008 Board meeting, management and legal counsel discussed with the Board the issue of going private. The discussion focused on various steps the Company could take to become a private company, including a reverse/forward stock split, a freeze-out merger, a tender offer, odd-lot tender offer and open market repurchases. Each alternative was examined and the advantages and disadvantages of each of these possible structures were considered. In addition, management and legal counsel discussed the timing and estimated costs of a going private transaction and emphasized that the expenses for compliance with Section 404 would be incurred shortly if the Company did not commence a going private transaction at this time.

          At a Board meeting held on May 19, 2008, the Board again reviewed the various steps that could be taken to become a private company and determined to further investigate a going private transaction, in particular a reverse/forward stock split. The directors also resolved to engage a financial advisor to provide an opinion regarding the fairness of a split transaction to affiliated and unaffiliated shareholders cashed out in the transaction. On June 4, 2008, the Company formally engaged Keller & Company to prepare a fairness opinion and supporting analysis in connection with the Company’s split transaction.

          At a Board meeting held on June 25, 2008, Keller & Company presented different bases for determining the price to be paid to shareholders to be cashed out in the split transaction. Keller & Company’s analysis focused on (i) a comparison of the Company with certain publicly-traded companies deemed comparable to the Company, (ii) a review of the historical and current market performance of the Company shares on the American Stock Exchange and (iii) a discounted cash flow analysis of the Company. The Board of Directors adopted the financial analysis used in the preparation of the fairness opinion and concluded, based on the information provided and subject to the receipt of a fairness opinion from Keller & Company, that $10.00 would be an appropriate amount to pay non-continuing shareholders in the split transaction. This seemed to be a fair price based on the information presented by Keller & Company and yet was not so high as to be unfair to shareholders not cashed out in the transaction. The Board again considered the fact that shareholders who did not wish to be cashed out at that price could purchase additional shares on the market before the transaction was completed, or transfer their currently held shares into nominee name through a broker to avoid being cashed out. The Board considered a draft proxy statement in which the reverse/forward stock split would be explained to shareholders. Legal counsel was available to answer questions from the Board and to review the draft proxy statement.

          Following the Board’s determination of the $10.00 per share price, Keller & Company delivered its oral opinion that the $10.00 per share cash consideration to be paid to shareholders holding fewer than 100 shares of our common stock prior to the reverse stock split was fair from a financial point of view to our shareholders. The Board approved the split transaction by means of a 1-for-100 reverse stock split followed by a 100-for-1 forward stock split, pursuant to which shareholders owning fewer than 100 shares would receive $10.00 in cash for their pre-split shares of our common stock.

          Thereafter, Keller & Company delivered to the Board its written fairness opinion, dated June 25, 2008, a copy of which is attached as Appendix B.

Reasons for the Split Transaction

          The Company is undertaking the split transaction at this time to end our SEC reporting obligations, which will enable us to save the Company and our shareholders the substantial costs associated with being a reporting company. The specific factors considered in electing at this time to undertake the split transaction and become a non-SEC reporting company are as follows:

•

We estimate that we will eliminate costs of approximately $248,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. These expenses include legal expenses ($20,000), accounting expenses ($60,500), printing, EDGAR and miscellaneous costs ($28,000), American Stock Exchange listing fees ($27,500), and costs of staff and management time spent on reporting and securities law compliance matters ($112,000).

•

If the Company does not go private, it will need to file with its Form 10-KSB for the year ending September 30, 2008 a report of management on the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. The costs of compliance with this requirement are estimated at $13,000 for each of the fiscal years ending September 30, 2008, 2009 and 2010. Moreover, under Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2010, an attestation report of the Company’s independent registered public accounting firm on the Company’s internal control over financial reporting will be required (unless the SEC delays this requirement for an additional year, as is currently proposed). The costs related to the initial attestation report are estimated to be $20,000. These costs will be avoided if we complete the split transaction.

•

We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes-Oxley Act, the legal, accounting and administrative expense and the management and staff effort necessary to continue as an SEC-reporting company will remain significant, particularly in view of the requirements of Section 404, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with financial information by disseminating an annual report, but we anticipate that the costs associated with this report will be substantially less than those we incur currently.

•

In the Board of Directors’ judgment, little justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of the Sarbanes-Oxley Act, given the low trading volume in our common stock and that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital if required, or that the cost of any required additional capital will be attractive.

•

The expense of administering accounts of small shareholders is disproportionate to their ownership in the Company. Approximately 129 of our 345 shareholders of record beneficially own fewer than 100 shares of our common stock. These shareholders own approximately 0.2% of our shares of common stock. A disproportionate amount of our administrative expenses relating to shareholder accounts and reporting requirements is attributable to these shareholders.

•

The split transaction allows non-continuing shareholders to receive fair value for their shares, in a simple and cost-effective manner, particularly given the possible ineffectiveness and inefficiencies of a tender offer, an open market share repurchase or a cash-out merger. Shareholders owning under 100 shares may find it uneconomical to dispose of those shares due to minimum brokerage commissions which are often charged.

•	The split transaction will allow the non-continuing shareholders to realize what our Board has determined to be fair value for their Company common stock, without incurring brokerage commissions.

          Completing the split transaction at this time will allow us to begin to realize cost savings, and will allow our management to focus on long-term beneficial business prospects to our shareholders, customers and communities.

          We considered that some shareholders may prefer to continue as shareholders of the Company as an SEC-reporting company, which is a factor weighing against the split transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. We have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of advantages that our status as an SEC-reporting company may offer. Moreover, those shareholders wishing to remain shareholders have the option of purchasing shares so that their total shares exceed 100 or transferring the shares they own into nominee name.

          In view of the wide variety of factors considered in connection with its evaluation of the split transaction, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

          We reviewed and considered various alternative transactions to accomplish the proposed transaction, but ultimately elected to proceed with the split transaction. The following were the alternative transactions considered, but rejected:

•

Tender Offer to Shareholders. The Board considered a tender offer to repurchase shares of our outstanding common stock. The results of a tender offer are unpredictable because participation is voluntary. Accordingly, there might not be a sufficient number of record shareholders tendering their shares to reduce the number of shareholders of record below 300. Furthermore, federal regulations impose rules regarding the treatment of shareholders in a tender offer, including the pro-rata acceptance of offers from shareholders. The Board rejected this alternative because it could not ensure that a tender offer would achieve the objective of reducing the number of record holders.

•

Open Market Stock Repurchases. The Board considered using its previously announced stock buy-back plan and purchasing shares on the open market. Although the expenses associated with such a transaction would be low, it might not result in the desired reduction of shareholders of record. The Board rejected this alternative because it could not ensure that an open market stock repurchase would achieve the objective of reducing the number of record holders.

•

Cash-Out Merger. The Board considered a cash-out merger of the Company into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the split transaction. This type of merger would have the same net effect on our shareholders as the split transaction. However, the Board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the split transaction, but would have required the formation of a new corporation, more documentation than the split transaction, including a plan of the merger, and likely increased costs, primarily due to additional regulatory complications associated with a merger.

•

Share Reclassification. The Board considered reclassifying certain shares of the Company’s common stock into a new series of preferred stock so that the number of common shareholders of record would fall below 300. The benefits of this type of transaction are that all shareholders would retain an equity interest in the Company and that the Company would conserve cash by not having to cash out any shareholders. The problem with this type of transaction is that it would result in a small number of shareholders holding, in the aggregate, a very small number of shares of preferred stock. As a result, those shareholders whose shares were reclassified into preferred stock would be left holding a very illiquid security. The Board rejected this alternative because it concluded that few shareholders would want to hold an illiquid security and because those shareholders who wanted to retain an equity interest in the Company could avoid being cashed out in the split transaction by increasing their holdings or moving their shares into street name.

•

Business Combination. Although in the past, the Board considered possible affiliations with other financial institutions, it concluded that the Company’s shareholders would be better served if the Company achieved the cost savings attributable to going private and focused on business strategies to enhance shareholder value as an independent customer-oriented and community-based financial institution. The Board has not engaged in any discussions with other financial institutions concerning a business combination during the past two years.

•

Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC-reporting company without the expected commensurate benefits. Thus, the Board considered maintaining the status quo not to be in our best interests or the best interests of our shareholders and rejected this alternative.

Fairness of the Split Transaction

          Based on a careful review of the facts and circumstances relating to the split transaction, our Board of Directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to non-continuing shareholders, are substantively and procedurally fair to our affiliated and unaffiliated shareholders.

          Substantive Fairness

          In concluding that the terms and conditions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively fair to our unaffiliated shareholders, our Board of Directors considered a number of factors. In addition to the fairness opinion of Keller & Company, as well as Keller & Company’s financial analysis used in the preparation of the fairness opinion, the Board considered the following specific factors in reaching its conclusion that the price to be paid in the reverse stock split to unaffiliated shareholders in lieu of fractional shares is fair to such shareholders. Individual directors may have given differing weights to different factors. Due to the relative illiquidity of the common stock, the Board as a whole generally placed more emphasis on the fairness opinion than on the stock prices as quoted on the American Stock Exchange, and the Board ultimately relied on and adopted the findings of Keller & Company in determining that the $10.00 price per share is fair to unaffiliated shareholders. In fixing the purchase price in the split transaction, the Board of Directors did not attempt to establish a price that reflected the value of the Company as a whole. Rather, the Board of Directors sought to establish a price that was fair to both the non-continuing and the continuing shareholders based on the nature of the transaction and the circumstances in which it is being undertaken.

Current and Historical Market Prices of the Company’s Common Stock. Although the common stock is listed on the American Stock Exchange, there is a limited trading market for the common stock. The high and low sale prices for the common stock from April 1, 2007 to March 31, 2008, ranged from a high of $12.60 on October 10, 2007, to a low of $7.53 per share on December 31, 2007. The closing sale price of the common stock on June 24, 2008, which was the last trading day before the Board determined the cash to be paid to non-continuing shareholders on June 25, 2008, was $8.60 per share. The Board noted that the current market prices represent the price at which willing buyers and sellers of the Company’s common stock have recently sold their shares. The Board members acknowledged that the price at which shareholders of the Company’s common stock are willing to sell their shares generally is a strong indicator of the fair value of a share of the Company’s common stock. As a result, the Board decided to assign more weight to recent market prices than to historical prices.

Premium Over Market Price. In order to increase the value of the transaction to those unaffiliated shareholders who hold fewer than 100 shares pre-split and thus will be cashed out in the reverse stock split, the Board decided to add a premium over current market prices in determining the price to be paid for fractional shares. The $10.00 price to be paid for fractional shares includes a premium of $1.40 per share (16.3%) over the last closing trading price of $8.60 prior to the Board determination of the cash to be paid to non-continuing shareholders on June 25, 2008, and a premium of $1.44 per share (16.8%) over the average closing trading price of $8.56 for the thirty calendar days prior to June 25, 2008. The Board determined that a premium over the market price of the stock was justified in light of the fact that the split transaction is not a voluntary transaction for non-continuing shareholders. At the same time, the Board determined that the premium was not so high as to be unfair to the unaffiliated continuing shareholders.

Net Book Value. As of March 31, 2008, the book value per share of our common stock was $9.01 and the $10.00 per share price represents an 11.0% premium over book value.

Going Concern Value. Based on applicable federal law, the Board of Directors concluded that going concern value, in the context of a reverse/forward stock split, should not be given much weight, as shareholders cashed out in the split transaction can avoid its effects by purchasing a sufficient amount of stock to survive the reverse stock split or by simply using the payment received in the reverse stock split to purchase shares of the Company common stock after the transaction is effective. If the cashed-out shareholders are awarded the value of the Company as a going concern, they, rather than the Company and its continuing shareholders, would receive a windfall. The cashed-out shareholders could capture the full proportionate value of the fractional interest, return to the market and buy new stock at the market price, and realize the going concern value a second time should the Company ever merge or otherwise become subject to a change of control transaction.

Liquidation Value. The Board did not consider the liquidation value of the Company when selecting the purchase price. A liquidation analysis is not believed to be a relevant factor because the liquidation of a bank or discontinuance of a bank’s operations is not considered to be a viable alternative. Historically, banks have generally only been liquidated in the event of insolvency or receivership. Neither the Company’s management nor the Board has any intention of liquidating Gouverneur Savings.

Stock Repurchases. In reaching its determination as to fairness of the $10.00 per share price, the directors considered the purchase prices paid by the Company in previous purchases pursuant to its stock repurchase programs. See “COMMON STOCK PURCHASE INFORMATION.” In the 12 months ending March 31, 2008, those prices ranged from $9.10 to $9.25 per share. The directors did not consider these prices to be a material factor in their consideration of the fairness of the split transaction, because these purchase prices generally approximated the then-market value of our common stock.

          The factors that our Board of Directors considered positive for all unaffiliated shareholders, including both those that are continuing and non-continuing shareholders, included the following:

•

our smaller shareholders who prefer to remain as shareholders of the Company may elect to do so by acquiring sufficient shares so that they hold at least 100 shares of common stock in their own names immediately prior to the split transaction or transferring their registered shares into nominee name with a broker who holds in nominee name over 100 shares;

•

beneficial owners who hold their shares in “street name,” who would be cashed out if they were record owners instead of beneficial owners, and who wish to be cashed out as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they will be cashed out; and

•	shareholders receive limited benefit from our being an SEC-reporting company because of our size and the limited trading of our common stock.

          In addition to the positive factors applicable to all of our shareholders set forth above, the factors that the Board of Directors considered beneficial for the unaffiliated shareholders that are non-continuing shareholders included:

•

the cash price of $10.00 represents a 16.3% premium per share over the last closing trading price of $8.60 on June 24, 2008; and a 16.8% premium per share over the average closing trading price of $8.56 for the 30 calendar days prior to June 25, 2008;

•	the factors relating to the fairness of the $10.00 per share price set forth under “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Fairness Opinion of Financial Advisor;”

•

our common stock trades infrequently, not trading at all on 119 of the 252 trading days during the 12 months ended March 31, 2008, and with an average daily trading volume during that period of only 841 shares, a volume that the Board felt did not provide our shareholders with sufficient opportunity to readily obtain cash for a significant number of shares;

•	the cash to be paid to non-continuing shareholders in the split transaction will provide certainty of value to those shareholders and immediate liquidity for them; and

•	no brokerage or other transaction costs are to be incurred by them in connection with the transfer of their shares to the Company.

The factors that the Board of Directors considered positive for the affiliated and unaffiliated shareholders that are continuing shareholders included:

•	they will continue to have the opportunity to participate in our future growth and earnings;

•	they will realize the potential benefits of the termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements;

•

the fact that we anticipate that our shares will continue to be traded on the OTC Bulletin Board or in the pink sheets electronic quotation system after the split transaction, which will provide opportunities for continuing shareholders to trade their shares in the future;

•

net income for the year ended September 30, 2007, would increase from $942,000 ($.042 per share) on a historical basis to $1.0 million ($0.45 per share) on a pro forma basis and net income for the six months ended March 31, 2008, would increase from $476,000 ($0.21 per share) to $531,000 ($0.23 per share) on a pro forma basis as a result of the split transaction; and

•

the two step structure of the split transaction will avoid disruption to holders of 100 or more shares of our common stock, who are not being cashed out in the transaction, by avoiding the requirement that these shareholders forward their stock certificates to the Company for cash for fractional shares of common stock and replacement stock certificates for whole shares of common stock.

          The Board also considered the per-share purchase price to be fair from the perspective of continuing shareholders, as it was based on a price that willing buyers and sellers pay for the shares on the market, and that the purchase of shares in the split transaction at this price was a good use of the Company’s excess capital at this time.

          The Board considered whether the absence of a separate approval of the split transaction by the shareholders other than Cambray Mutual Holding Company affects the fairness of the transaction. The Company’s board of directors also serves as the board of directors of Cambray Mutual Holding Company, the Company’s majority shareholder. Because Cambray Mutual Holding Company is the Company’s majority shareholder, the votes it casts will determine the outcome of the split transaction proposal. Under Office of Thrift Supervision regulations and the Company’s Charter, the Board of Directors of the Company may amend the Charter of the Company, including amendments to effect both the reverse stock split and the forward stock split, upon the affirmative vote of the holders of a majority of the votes eligible to be cast at a meeting. No additional vote standard is required under either Office of Thrift Supervision regulations or the Company’s Charter to amend the Company’s Charter. Because of this authorization in Office of Thrift Supervision regulations and the Company’s Charter, the Board of Directors does not believe that the lack of the separate approval of the split transaction by the shareholders other than Cambray Mutual Holding Company affects the fairness of the transaction to either the non-continuing shareholders or unaffiliated continuing shareholders. Accordingly, the Company has not required the separate approval of the split transaction by the shareholders other than Cambray Mutual Holding Company. The Board considered the fact that any shareholder who wishes to remain a shareholder of the Company following the reverse stock split may increase their holdings of Company common stock to at least 100 shares prior to the effective time of the reverse stock split. Please note, however, that there is a limited trading market for the Company’s common stock.

          The Board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the split transaction to the unaffiliated non-continuing shareholders, including that, unless they take specific steps to avoid being cashed out, such as purchasing more shares or transferring their shares into a brokerage account that would avoid the elimination of their shares:

•

they will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the Board without the opportunity to liquidate their shares at a time and for a price of their choosing;

•	they will not have the opportunity to participate in any of our future growth, earnings and dividends; and

•	they will be required to pay income tax on the receipt of cash in the split transaction.

The factors that our Board of Directors considered as potentially negative for the affiliated and unaffiliated shareholders that are continuing shareholders included:

•

they will have reduced access to our financial information once we are no longer an SEC-reporting company, including forms filed by our directors and executive officers reporting changes in their beneficial ownership, although we do intend to continue to provide the continuing shareholders with an annual report and the Company and Gouverneur Savings will continue to be subject to the filing requirements of the Office of Thrift Supervision;

•	the fact that future business partners might require more information from us before entering into a business relationship due to the lack of publicly available information about us;

•	the fact that we may have a lower public profile in our community, which may be a negative factor with some of our customers;

•

the fact that continuing shareholders will lose certain protections currently provided under the Securities Exchange Act of 1934, such as limitations on short-swing transactions by executive officers and directors under Section 16 of that Act;

•

the liquidity of our shares of common stock held by continuing shareholders may be further reduced by the termination of the registration of the common stock under the Securities Exchange Act of 1934 and the delisting of the common stock from the American Stock Exchange. Future trading in our shares after we go private, if it occurs, will only occur in the OTC Bulletin Board, the pink sheets electronic quotation system or in privately negotiated sales;

•

the book value per share of common stock as of March 31, 2008, would decrease from $9.01 per share on a historical basis to $8.97 per share on a pro forma basis, which represents a 0.4% change in the book value per share of our common stock as a result of the split transaction; and

•

the Company expects to pay approximately $133,000 (including expenses) to effect the split transaction. This amount may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.

          Our Board of Directors believes that these potentially countervailing factors do not, individually or in the aggregate, outweigh the overall substantive fairness of the split transaction to our affiliated and unaffiliated shareholders, whether they be continuing or non-continuing shareholders, and that the foregoing factors are outweighed by the positive factors previously described.

Procedural Fairness

          We believe that the split transaction is procedurally fair to our unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders. The factors that our Board of Directors considered positive for all shareholders, including both continuing and non-continuing shareholders, included the following:

•	the split transaction is being effected in accordance with all applicable requirements of Office of Thrift Supervision regulations;

•

the Board obtained a fairness opinion from an independent third party concerning the price to be paid to cash out shareholders, and the Board of Directors imposed no limitations upon Keller & Company with respect to the investigation made or procedures followed in rendering its fairness opinion;

•	the Company retained and received advice from legal counsel in evaluating the terms of the split transaction;

•

management and the Board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the split transaction, or potentially ineffective in achieving the goals of providing cash and value to the non-continuing shareholders as soon as possible and eliminating the costs and burdens of public company status;

•

shareholders will have the opportunity to determine whether or not they will remain shareholders after the split transaction by acquiring sufficient shares so that they hold at least 100 shares immediately prior to the split transaction or transferring their shares into nominee name or selling sufficient shares so that they hold fewer than 100 shares immediately prior to the split transaction, so long as they act sufficiently in advance of the split transaction so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on the effective date of the split transaction; and

•

the Company has sufficient cash resources to undertake the necessary actions to finance the split transaction, with total expenditures estimated at $133,000, and therefore the split transaction should not materially affect our financial condition and results of operations.

          The Board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both continuing and non-continuing shareholders to the same degree, on the procedural fairness of the split transaction:

•	the transaction is not structured to require approval of a majority of the unaffiliated shareholders;

•	no appraisal or dissenters’ rights are available under Office of Thrift Supervision regulations to shareholders who dissent from the split transaction;

•	we did not receive a valuation of our common stock by an independent appraiser;

•

we did not appoint a special committee of independent directors to consider the split transaction as a majority of the members of the Company’s Board of Directors are independent and a majority of the independent directors approved the split transaction; and

•

we did not retain an independent, unaffiliated representative to act solely on behalf of the shareholders to be cashed out in the split transaction for the purposes of negotiating the terms of the split transaction.

          The Board of Directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the split transaction to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders, and the foregoing factors are outweighed by the procedural safeguards previously described.

          In addition, with respect to the determination not to seek a valuation, our Board felt that the fairness opinion given by Keller & Company, as well as Keller & Company’s financial analysis, as adopted by the Board, used in the preparation of the fairness opinion, provided sufficient procedural safeguards with respect to the cash to be paid to the non-continuing shareholders, and determined that it would be unnecessary to incur the additional cost associated with obtaining a valuation.

          Because shareholders will have the opportunity to adjust their share ownership levels and thereby elect whether or not to remain a shareholder, the Board did not consider the absence of appraisal rights or the approval of the split transaction by shareholders other than Cambray Mutual Holding Company to be a significant factor with respect to the split transaction.

          We therefore believe that the split transaction is substantively and procedurally fair to our affiliated and unaffiliated shareholders, including those that will be continuing shareholders and those that will be non-continuing shareholders, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole.

          We have not made any provision in connection with the split transaction to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, our Board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. With respect to obtaining counsel or appraisal services solely for unaffiliated shareholders at our expense, the Board did not consider these actions necessary or customary. Our Board also considered the fact that under Office of Thrift Supervision regulations, and subject to certain conditions set forth under Office of Thrift Supervision regulations, shareholders have the right to review our relevant books and records of account.

Effects of the Split Transaction on Affiliates

          The split transaction will impact both affiliated and non-affiliated shareholders of the Company. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of the Company and Cambray Mutual Holding Company, our majority shareholder, which has the same Board of Directors as the Company, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder. All of the affiliated shareholders of the Company own over 100 shares of Company common stock. Therefore, the effects of the split transaction on each of the affiliated shareholders will be the same. We expect that our executive officers and directors will beneficially own approximately 186,065 shares (excluding unexercised options) as a group immediately after the split transaction and that Cambray Mutual Holding Company will beneficially own 1,311,222 shares immediately after the split transaction.

          Other potential effects of the split transaction which are unique to the affiliated shareholders include the following:

•

Reduced Reporting Requirements for Officers and Directors. The directors and executive officers and Cambray Mutual Holding Company will no longer be subject to the reporting and short-swing profit provisions under the Securities Exchange Act of 1934 with respect to changes in their beneficial ownership of our common stock.

•

Share Ownership. If the split transaction occurs, we expect that the percentage of beneficial ownership of voting common stock of the Company held by executive officers and directors of the Company as a group (excluding stock options) will remain the same at 8.1% and that the percentage of beneficial ownership of voting common stock held by Cambray Mutual Holding Company will increase from 57.0% to 57.1% resulting in slightly greater voting power for affiliated shareholders and less for non-affiliated shareholders.

Determination of Fairness of Split Transaction By Affiliates

          John L. Bartlett, Richard F. Bennett, Richard E. Jones, Frank Langevin, Robert J. Leader, Kathleen F. McIntosh, Timothy J. Monroe, F. Toby Morrow, Joseph C. Pistolesi, Robert J. Twyman and Charles C. VanVleet are considered “affiliates” of the Company due to their positions in senior management and/or on the Board of Directors of the Company. In addition, Cambray Mutual Holding Company is considered an affiliate due to its majority ownership of the Company’s common stock. The affiliates who are not Board members reviewed the same information regarding the split transaction that the Board reviewed and considered the same factors as the Board of Directors. Each of these affiliates adopts the analysis of the Board of Directors which is discussed in this proxy statement and has separately determined that the split transaction is fair to affiliated and unaffiliated shareholders.

Board Recommendation

          Our Board of Directors believes the terms of the split transaction are fair and in the best interests of our unaffiliated and affiliated shareholders and unanimously recommends that you vote “FOR” the adoption of the amendments to our Charter that will allow us to effect the split transaction.

Fairness Opinion of Financial Advisor

          At a meeting of the Company’s Board of Directors on June 25, 2008, Keller & Company, Inc. (“Keller & Company”) rendered an opinion as to the fairness, from a financial point of view, of the $10.00 per share consideration to be paid for each share of common stock of that will be cashed out in the split transaction. Keller & Company’s opinion does not consider the merits of the Company’s decision to undertake the split transaction, but addresses only the fairness of the consideration received for those shareholders being cashed out.

          The full text of the opinion of Keller & Company, which is attached as Appendix B to this document, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keller & Company, and should be read in its entirety. The summary of the Keller & Company opinion set forth in this document is qualified in its entirety by reference to the full text of the Keller & Company’s opinion. The opinion of Keller & Company is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to any action that such shareholder should take in connection with the split transaction, or otherwise.

          The fairness opinion was prepared for use by the Board and was directed only to the fairness, from a financial point of view, as of June 25, 2008, of the $10.00 per share consideration. Keller & Company was not involved in structuring the split transaction and its opinion does not compare the relative merits of the split transaction with those of any other transaction or business strategy which were or might have been available to or considered by the Company or the Board as alternatives to the split transaction and does not address the underlying business decision by the Board to proceed with or effect the split transaction. The fairness opinion is directed to the Board in its evaluation of the split transaction and does not constitute a recommendation to the Board as to how it should vote on the split transaction or to any stockholder as to how such stockholder should vote at the special meeting. In furnishing the fairness opinion, Keller & Company did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.

          The Board selected Keller & Company as its financial advisor because it is a recognized financial institutions consulting firm that has substantial experience in the financial institutions industry and is knowledgeable and familiar with the operations of the Company and its business. As part of its business, Keller & Company is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes, particularly those of financial institutions and financial institution holding companies.

          Keller & Company has served as consultant to the Company in the past, assisting the Company in various projects, including the preparation of the Company’s conversion appraisal and its three-year business plan in 1998. During the past three years, Keller & Company has assisted the Company in the preparation of a business plan update, resulting in total fees to Keller & Company of approximately $3,800.

          In rendering the fairness opinion, Keller & Company reviewed the terms of the split transaction and also reviewed financial and other information that was publicly available. Keller & Company also reviewed certain publicly available operational, financial and stock market data relating to selected public companies and conducted other financial studies, analyses and investigations as Keller & Company deemed necessary and appropriate for purposes of rendering the fairness opinion, as more fully set forth therein. No limitations were imposed by the Board of the Company upon Keller & Company with respect to its investigations conducted or procedures followed in rendering its opinion. Keller & Company was further requested by the Board to provide advisory assistance in determining a price to be paid to shareholders who will be cashed out in the split transaction.

          Keller & Company assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available. Keller & Company further relied upon the assurances of the Company’s management that they are unaware of any facts that would make the information provided to it incomplete or misleading.

          Keller & Company was not requested to make, and did not make, an independent evaluation or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of the Company, and was not furnished with any such appraisals or evaluations. Keller & Company’s opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Keller & Company on the date of the fairness opinion. Subsequent developments may affect the conclusions reached in the fairness opinion, and Keller & Company has no obligation to update, revise or reaffirm the fairness opinion.

          In preparing the fairness opinion, Keller & Company conducted the following three principal analyses: (i) a comparison of the Company with certain publicly-traded companies deemed comparable to the Company; (ii) a review of the historical and current market performance of the Company shares on the American Stock Exchange; and (iii) a discounted cash flow analysis of the Company.

          Keller & Company discussed the Company’s current financial position and recent earnings performance with senior management and discussed and reviewed local economic conditions and growth trends. Keller & Company gave consideration to historical pricing quotations for the Company and trading activity in the stock and identified a comparable group of publicly traded thrift institutions based on asset size, geographic location and financial characteristics that were similar to the Company. Keller & Company assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or furnished to it, and did not verify the accuracy of completeness of this information.

          The following are summaries of the pertinent financial analyses performed by Keller & Company in connection with its advice to the Board and the preparation of the fairness opinion. These summaries alone do not constitute a complete description of the approaches and methodologies Keller & Company employed in reaching its conclusions. The order of the analyses described does not represent relative importance or weight given to each of those analyses by Keller & Company. The summaries of the financial analyses include information presented in tabular format, which must be read together with the full text of each summary and are alone not a complete description of Keller & Company’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 30, 2008, and is not necessarily indicative of current market conditions.

          Discounted Cash Flow Analysis

          The discounted cash flow method, also referred to as the income method, values the Corporation by projecting future benefits of ownership and discounting those benefits to a present value. The application of this method requires the selection of an appropriate discount rate, as well as assumptions related to prospective earnings, growth rates, dividends, and a terminal value. This method does not recognize the implementation of the proposed split transaction and assumes that the Company will continue to operate within its current structure and business model through 2012. It should be noted that the discounted cash flow is a widely used valuation methodology and relies on numerous assumptions, including projected earnings, terminal values, acquisition multiples and discount rates, which can change over time.

          Keller & Company selected a discount rate of 12.15 percent, based on the estimated cost of capital for small capitalization financial institutions published in December, 2007, by Ibbotson Associates, a recognized statistical source, and adjusted to reflect the general volatility of rates, trends and economic conditions during the first half of 2008.

          The incorporated assumptions related to the financial condition, operating performance and dividend payments of the Company from fiscal year 2008 to fiscal year 2012 were developed by the Company’s management. Those assumptions and the resulting projections were deemed reasonable by Keller & Company, based on Keller & Company’s experience in constructing and evaluating financial models for thrift institutions and banks, in the context of the Company’s historical condition and performance, future expectations and the anticipated trends in the competitive and financial environment within which the Company operates.

          Based on a pro forma discounted cash flow analysis, Keller & Company determined the present value of the Company at June 25, 2008, by adding (a) the present value of the estimated dividend stream that the Company could generate over the fiscal years 2008 through 2012 and (b) the present value of the terminal value of the Company common stock at September 30, 2012. The terminal value was determined by applying to the residual tangible book value of the Company at December 31, 2012, an acquisition multiple of 1.59, which is the average of Mid-Atlantic, New England and Midwest thrift acquisitions of comparable size between January 1, 2007, and June 25, 2008, for which pricing data were available and discounting the adjusted tangible book value by the 2012 present value factor.

          As indicated, the present value of the Company’s anticipated dividends through September 30, 2012, is $1,976,000, recognizing that dividends for the first half of the Company’s 2008 fiscal year have already been paid. The Company’s projected tangible book value at September 30, 2012, is $23,311,000, to which is applied the 1.59 acquisition multiple, resulting in an undiscounted terminal value of $37,065,000. Discounted by the 2012 present value factor of 0.5636, the present value of Corporation’s total equity value at September 30, 2012, is $20,891,000.

          The sum of the present value of the dividends and the terminal value is, therefore, $22,278,000 or $9.69 per share using the discounted cash flow method, based on a constant 2,299,384 shares outstanding. The discounted cash flow analysis was pertinent to Keller & Company’s fairness opinion in that it recognized the earnings and dividend positions of the Company combined with the current market condition for thrift institution acquisitions.

DISCOUNTED CASH FLOW ANALYSIS

	For the fiscal years ended September 30,

	2008	2009	2010	2011	2012	Total

	(Dollars in thousands, except share data)
Net interest income after provision for loan losses	4,200	4,400	4,600	4,850	5,100	23,150
Noninterest income	699	750	800	850	900	3,999
Noninterest expense	(3,538)	(3,750)	(3,930)	(4,120)	(4,320)	(19,658)

Net income before taxes	1,361	1,400	1,470	1,580	1,680	7,491
Income taxes @ 35.40%	482	496	520	559	595	2,652

Net income	879	904	950	1,021	1,085	4,839
Dividend/share	0.23	0.15	0.15	0.27	0.17
Dividend paid (1)	264	336	356	625	395	1,976
Discount rate: 12.15%
Present value factor (%)	0.9443	0.7951	0.7089	0.6321	0.5636
Present value of cash flow	249	267	252	395	223	1,387
Tangible book value	21,063	21,632	22,225	22,621	23,311
Shares outstanding	2,299,384	2,299,384	2,299,384	2,299,384	2,299,384
Tangible book value/share	$9.16	$9.41	$9.67	$9.84	$10.14
Average assets	133,000	135,700	139,800	144,000	149,800
Return on average assets (%)	0.66	0.67	0.68	0.71	0.72

Calculation of present value per share:

Present value of cash flow - 5 years			$1,387

Tangible book value at 9/30/12	$23,311

Tangible book value acquisition ratio (2)	1.59

Undiscounted terminal tangible book value	$37,065

Terminal tangible book value discounted at	0.5636	=	20,891

Total equity value at 9/30/08			$22,278

Number of shares			2,299,384

Total present value per share at 6/30/08			$9.69

(1)	Net of dividend paid in the first half of fiscal year 2008.

(2)	Based on the average of Mid-Atlantic, New England and Midwest thrift merger/acquisition transactions since January 1, 2007, involving selling institutions of comparable size.

          Public Comparables Analysis

          In analyzing the $10.00 per share consideration, Keller & Company also reviewed the pricing ratios of certain comparable mutual holding companies. The review included a comparison of key financial ratios such as return on average assets, return on average equity, loans to assets and equity to assets; and pricing ratios such as price to book value, price to earnings and price to assets. Keller & Company reviewed and compared selected financial and stock market and pricing information, ratios and multiples of the Company to corresponding data for a group of ten selected publicly-traded Mid-Atlantic, New England and Midwest mutual holding companies with assets of $400.0 million or less, compared to the Company with assets of $132.7 million at March 31, 2008. The publicly-traded Mid-Atlantic mutual holding companies are those defined by SNL Financial as having their home offices in the District of Columbia and the states of Delaware, Maryland, New Jersey, New York and Pennsylvania.

          The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to just under 50 percent, since public ownership must be in the minority, causing them to demonstrate certain characteristic differences not only from fully converted, publicly-traded companies, but also among themselves. Mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and, in most cases, a lower book value per share. Mutual holding company trading volume in the aftermarket is often lower than fully converted companies, with the fewer public shares affording less liquidity to the issue. Additionally, there is a measure of speculation attached to mutual holding company pricing, in that many mutual holding companies subsequently elect to offer to the public the majority of shares owned by the MHC in what is known as a second stage conversion. It is the opinion of Keller & Company, therefore, that the comparable group be comprised wholly of mutual holding companies. Those selected comparable group institutions, with average assets of $215,000, are:

Name	State	Total Assets

Wawel Savings Bank (MHC)	New Jersey	$99,000,000
Eureka Financial Corp (MHC)	Pennsylvania	99,703,000
Lincoln Park Bancorp (MHC)	New Jersey	108,116,000
Hometown Bancorp, Inc. (MHC)	New York	134,578,000
Seneca-Cayuga Bancorp, Inc. (MHC)	New York	151,338,000
SFSB, Inc. (MHC)	Maryland	175,198,000
MSB Financial Corp. (MHC)	New Jersey	303,987,000
Pathfinder Bancorp, Inc. (MHC)	New York	337,145,000
Lake Shore Bancorp, Inc. (MHC)	New York	368,090,000
Northeast Community Bancorp (MHC)	New York	383,607,000

          The key pricing ratios and financial ratios for the comparable group, all publicly-traded New York mutual holding companies, all publicly-traded Mid-Atlantic mutual holding companies and the Company, based on the $10.00 per share consideration, are shown in the following tables:

Median Pricing Ratios

	Price to Book	Price to Earnings		Price to Assets

Comparable Group	111.15%	47.40	x	14.80%
Publicly Traded New York MHCs	107.34	25.38		13.52
Publicly Traded Mid-Atlantic MHCs	130.42	41.62		16.11
Gouverneur (Pre-Splits)	103.13	22.14		16.11
Gouverneur (Post-Splits)	103.79	20.66		16.09

Median Financial Ratios

	Core ROAA	Core ROAE	Equity/Assets

Comparable Group	0.29%	2.45%	14.14%
Publicly-Traded New York MHCs	0.57	4.68	12.27
Publicly-Traded Mid-Atlantic MHCs	0.29	2.36	13.32
Gouverneur (Pre-Splits)	0.72	4.68	15.60
Gouverneur (Post-Splits)	0.77	4.99	15.52

          No company used in any comparative analysis is identical in all respects to the Company. Keller & Company applied its experience and professional judgment in conducting such analyses and recognizing the pertinent differences among institutions. Accordingly, the conclusion and opinion of Keller & Company based on such analyses are not mathematical, but rather reflect multiple and complex considerations and judgments concerning differences in financial and performance characteristics and trading value among the companies to which the Company is being compared.

          Keller & Company considered the comparable group comparison and analysis as a useful method by which to judge the fairness of the $10.00 per share consideration. Keller & Company reviewed each of the pricing ratios for the comparable group relative to the Company’s corresponding ratios based on the recent price prior to the split transaction and then subsequent to the split transaction, based on the $10.00 per share consideration.

          As of June 25, 2008, the $10.00 per share consideration represents a premium of 19.05% above the Company’s current trading price of $8.40 and imputes a March 31, 2008 pro forma price to tangible book ratio of 103.79%, a pro forma price to core earnings multiple of 20.66 and a price to asset ratio of 16.09%. All of those ratios constitute reasonable, consistent and appropriate variances from the comparable group of publicly-traded Mid-Atlantic mutual holding companies, recognizing, as previously discussed, the differences among mutual holding companies related to their varying percentages of public ownership. Consequently, based on the public comparables approach and the associated pricing ratio comparative analyses presented above, as well as the 19.05% premium above the Company’s trading price as of June 25, 2008, Keller & Company concluded that the $10.00 per share consideration was fair from a financial point of view.

          Review of the Company’s Market Performance

          Keller & Company reviewed the trading prices of the Company’s shares for the period of April 1, 2007, through June 25, 2008, as listed on the American Stock Exchange. The following table presents the high, low and closing prices for the Company shares during that period by quarter.

	High	Low	Close

April 1, 2008 Through June 25, 2008	$9.30	$8.00	$8.40

Quarter ended:
March 31, 2008	$9.60	$8.15	$9.30
December 31, 2007	$12.60	$7.68	$7.68
September 30, 2007	$11.40	$10.65	$11.25
June 30, 2007	$12.00	$10.60	$11.00

          The Company’s recent periodic average share pricing as of June 25, 2008 has been as follows:

30 day average price:	$8.56
60 day average price:	$8.54
90 day average price:	$8.73

          The pricing for the Company’s shares has indicated a generally declining trend during the five quarters ended June 25, 2008, with declining 30, 60 and 90 day average prices. Recognizing the current generally declining market for financial institution stocks, Keller & Company has placed a consequential emphasis on recent averages, ranges and trends, further indicating the fairness of the $10.00 per share consideration, which reflects a premium of 19.05 % over the closing price of the Company’s stock on June 25, 2008, as well as premiums of 16.82%, 17.10% and 14.55%, respectively, over the 30 day, 60 day and 90 day average price of the Company’s stock.

          Conclusion

          In arriving at the fairness opinion, Keller & Company considered the results of all of its approaches, methodologies and analyses as a whole and did not attribute any particular weight to any analysis or factor considered, although it may have deemed some assumptions to more or less probable than others. Keller & Company further states that selecting portions of those analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. Further, no analyses or statements contained in the fairness opinion are intended to convey or suggest Keller & Company’s view of the actual value of the Company.

          Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the fairness opinion, Keller & Company is of the opinion that, as of the date of the fairness opinion, the $10.00 per share consideration to be paid for each share of common stock that will be cashed out in the split transaction is fair from a financial point of view.

          Engagement of Keller & Company

          The Company has agreed to pay Keller & Company a fee of approximately $14,000 and to reimburse Keller & Company for its reasonable out-of-pocket expenses related to its engagement whether or not the split transaction is consummated. No compensation received or to be received by Keller & Company is based on or is contingent on the results of Keller & Company’s engagement. There are no other current arrangements to compensate Keller & Company, its affiliates or unaffiliated representatives for any services rendered to the Company, its executive officers, directors or affiliates. Keller & Company has previously provided financial institutions consulting services to the Company and Gouverneur Savings. None of Keller & Company’s employees who worked on the engagement has any known financial interest in the assets or equity of the Company or the outcome of the engagement.

Structure of the Split Transaction

          The proposed transaction has been structured as a two-step stock split transaction to allow small shareholders easily to obtain the fair value in cash for their shares, to avoid disruption to shareholders of 100 or more shares who would not be cashed out in the transaction, and to limit the costs of the split transaction by avoiding costs associated with cashing out the fractional shares of the holders of 100 or more shares of common stock and reissuing stock certificates to those shareholders.

          The Board elected to structure the transaction to take effect at the record shareholder level, meaning that the Company will look at the number of shares registered in the name of a single holder on the Company’s records to determine if that holder’s shares will be cashed out. The Board chose to structure the transaction this way in part because it determined that this method would provide the Company with the best understanding at the effective time of how many shareholders would be cashed out and what the exact cost to the Company would be, because the Company’s transfer agent will be able to provide it with a complete and final list of all record shareholders at the effective time of the split transaction. In addition, the Board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders. The Board felt that this flexibility would help to enhance the substantive fairness of the transaction to both continuing and non-continuing shareholders.

          If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you. Because other “street name” holders who hold shares in nominee name through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether you will be cashed out in the transaction until it is consummated. However, because we think it is unlikely that any brokerage firm or other nominee will hold in a single nominee name fewer than 100 shares in the aggregate, we think it is likely that all “street name” holders will remain continuing shareholders.

Effects of the Split Transaction on the Company

          The split transaction will have various effects on us, which are described below.

          Effect on Our Outstanding Common Stock

          Our Charter currently authorizes the issuance of 10,000,000 shares of common stock. The number of authorized shares of common stock will remain unchanged after completion of the split transaction. As of August 15, 2008, the number of outstanding shares of common stock was 2,300,744. Based upon our best estimates, if the split transaction had been consummated as of that date, the number of outstanding shares of common stock would have been reduced by approximately 0.25% to approximately 2,294,931 shares, cash would have been paid for approximately 5,813 shares, and the number of record shareholders would have been reduced from approximately 364 to approximately 216.

          Our common stock is currently traded on the American Stock Exchange under the symbol GOV. Following completion of the split transaction and the suspension of our public reporting requirements, we will not qualify for listing on the American Stock Exchange and will be delisted. We anticipate that our common stock will be traded on the OTC Bulletin Board or in the pink sheets electronic quotation system following the completion of the split transaction.

          Termination of Securities Exchange Act Registration and Reporting Requirements

          Upon the completion of the split transaction, we expect that our common stock will be held by fewer than 300 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC will be suspended pursuant to Rule 12h-3 of the Securities Exchange Act of 1934.

          The suspension of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. Therefore, we estimate that we will eliminate annual costs associated with these filing requirements, which we estimate to be approximately $248,000 on an annual basis. These annual costs are broken down as follows:

Description	Amount

Independent Auditors (SEC review work)	$60,500
SEC Counsel	20,000
Staff and Executive Time	112,000
Printing, EDGAR, and Miscellaneous Costs	28,000
AMEX Listing Fees	27,500

Total	$248,000

          In addition, the Company anticipates cost savings of approximately $26,000 which we estimate would be required to comply with Section 404 of the Sarbanes-Oxley Act in fiscal 2008 and in fiscal 2009 if the Company does not go private and outsources the Section 404 compliance. Each year after fiscal 2009, additional costs associated with Section 404 compliance are also anticipated.

          We will apply for termination of the registration of our common stock and suspension of our SEC reporting obligations as soon as practicable following completion of the split transaction. Following completion of the split transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate annual reports.

          Elimination of Non-Continuing Shareholders

          As a result of the split transaction, all shares held by non-continuing shareholders will be converted into the right to receive $10.00 per share in cash. As a result, the non-continuing shareholders will not have the opportunity to participate in our earnings and growth after the split transaction. Similarly, the non-continuing shareholders will not face the risk of losses generated by our operations or any decline in our value after the split transaction. For more effects of the split transaction on our shareholders, see “PROPOSAL 1 – THE SPLIT TRANSATION – SPECIAL FACTORS – Fairness of the Split Transaction.”

          Financial Effects of the Split Transaction

          We expect that the split transaction will require $133,000 in cash to complete. This includes approximately $58,000 to be paid to non-continuing shareholders in exchange for their shares, and approximately $75,000 in professional fees, printing and mailing costs, filing fees and EDGAR costs, and other expenses related to the split transaction. We do not anticipate that this expenditure will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. The amount to be paid to non-continuing shareholders may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Fees and Expenses” for a description of the fees and expenses we expect to incur in connection with the split transaction. See “PROPOSAL 1 – THE SPLIT TRANSACTION – SPECIAL FACTORS – Financing of the Split Transaction” below for a description of how the split transaction will be financed.

          Effect on Stock Options

          Upon effectiveness of the split transaction, the number of shares of common stock subject to outstanding options under the Company’s stock option plans and the exercise prices of the options will remain the same.

          Effect on Conduct of Business after the Split Transaction

          We expect our business and operations to continue as they are currently being conducted and the transaction is not anticipated to have any effect upon the conduct of our business. Although we cannot guarantee the continued payment of a dividend, we do not intend to change our current dividend policy or practice at this time. No changes in our directors or executive officers are anticipated to result from the split transaction. As the Company previously announced on May 23, 2008, Mr. Gregory Langevin and Mr. Henry J. Leader were elected to the position of Director for the Company and Gouverneur Savings. Gregory Langevin will serve the remainder of the term of Chairman of the Board Frank Langevin following his retirement on August 31, 2008. Mr. Henry J. Leader will serve the remainder of the term of Director Robert J. Leader following his retirement on October 31, 2008. These previously announced changes to our board of directors were not a result of the split transaction.

          Plans or Proposals

          The Company has no present plans to engage in a merger with or acquisition of any financial institutions. Other than as described in this proxy statement, neither we nor our management has any current plans or proposals to effect any extraordinary corporate transaction, either with respect to the Company or Gouverneur Savings, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our or Gouverneur Savings’ assets, to change either our Board of Directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business or that of Gouverneur Savings. Although our management does not presently have any intent to enter into any transaction described above, either at the holding company or bank level, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, conducting a second-step conversion transaction or entering into any other arrangement or transaction we may deem appropriate. In such event, our continuing shareholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the non-continuing shareholders in the split transaction. Any acquisition strategy is dependent upon the opportunities that might arise, and there can be no certainty that any such transactions will occur.

Interests of Certain Persons in the Split Transaction

          It is not anticipated that the split transaction will have any effect on the directors and executive officers of the Company and Gouverneur Savings, other than with respect to their relative share ownership. We expect that all of our directors and executive officers who presently own shares will either hold more than 100 shares, or will hold shares only in a nominee name aggregating to 100 or more shares. Therefore all directors and executive officers who presently own shares will continue to own shares after the split transaction.

          Because total outstanding shares will be reduced, the executive officers and directors as a group will hold a larger relative percentage of the Company. As of the record date, these directors and executive officers collectively beneficially held 186,065 shares (excluding 40,525 unexercised options), or 8.1% of our common stock. Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 8.1% of our voting common stock (excluding unexercised options) following the split transaction. In addition, our board of directors also serves as the board of directors of Cambray Mutual Holding Company, our majority stockholder. As of the record date, Cambray Mutual Holding Company beneficially owned 1,311,222 shares, or 57.0% of our common stock. Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, Cambray Mutual Holding Company will beneficially hold 57.1% of our voting common stock following the split transaction.

          This represents a potential conflict of interest because the directors of the Company approved the split transaction. Despite this potential conflict of interest, the Board believes the proposed split transaction is fair to our unaffiliated shareholders for the reasons discussed in this proxy statement.

Financing of the Split Transaction

          The Company expects that the split transaction will require approximately $133,000 in cash, which includes approximately $58,000 to be paid to non-continuing shareholders in exchange for their shares and approximately $75,000 in professional fees, printing and mailing costs, filing fees and EDGAR costs, and other expenses payable by us related to the split transaction. See “PROPOSAL 1 – THE SPLIT TRANSATION – SPECIAL FACTORS – Fees and Expenses” for a breakdown of the expenses associated with the split transaction. The amount payable to non-continuing shareholders may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. Gouverneur Savings intends to dividend funds to the Company, its sole stockholder and upon receipt dividend, the Company will have sufficient working capital at the holding company level to pay these amounts or projected increases in these amounts.

Federal Income Tax Consequences

          This section discusses the material federal income tax consequences to us and our shareholders that would result from the split transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the split transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a straddle, hedge, risk reduction, constructive sale, or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes, or who acquired their shares of the Company common stock through the exercise of an employee stock option or otherwise as compensation. In addition, this discussion does not address any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of their individual circumstances.

          The Company and Gouverneur Savings

          The split transaction will constitute a tax-free “recapitalization” for federal income tax purposes, within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code, meaning that neither the Company nor Gouverneur Savings will recognize any gain or loss with respect to the transaction.

          Affiliated and Unaffiliated Shareholders Who Receive No Cash

          If you continue to hold Company common stock immediately after the split transaction, and you receive no cash as a result of the split transaction, then you will not recognize any gain or loss or dividend income in connection with the transaction and you will have the same adjusted tax basis and holding period in your Company common stock as you had in such stock immediately prior to the split transaction.

          Affiliated and Unaffiliated Shareholders Who Receive Cash

          If you receive cash as a result of the split transaction and do not continue to hold shares of Company common stock immediately after the split transaction, you will be treated as having had your shares redeemed by the Company and you will recognize gain or loss on the redeemed shares equal to the difference between the cash and your adjusted tax basis in the redeemed shares. Any recognized gain will be treated as capital gain unless the receipt of cash is deemed to have the effect of a dividend under Section 302 of the Internal Revenue Code, in which case the gain will be treated: (1) first, as a taxable dividend to the extent of your allocable share of the Company’s accumulated earnings and profits, if any; (2) second, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and (3) finally, any remaining amount as capital gain. Under the principles of Section 302, you will recognize capital gain rather than dividend income with respect to the cash received if the redemption is (1) “not essentially equivalent to a dividend,” (2) is “substantially disproportionate,” or (3) is a “complete termination” of your interest in the Company. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Internal Revenue Code will apply in determining your ownership interest in the Company. Whether a redemption by the Company is “not essentially equivalent to a dividend” with respect to you will depend on whether the redemption was a “meaningful reduction” of your interest in the Company based on the facts and circumstances. For example, if (1) you exercise no control over the affairs of the Company (e.g., you are not an officer, director, or high ranking employee), (2) your relative stock interest in the Company is minimal, and (3) your post-split transaction ownership percentage is less than your pre-split transaction ownership percentage, then your receipt of cash would be generally regarded as “not essentially equivalent to a dividend.” A redemption would be “substantially disproportionate” and, therefore, would not have the effect of a distribution of a dividend with respect to you if the percentage of Company shares of common stock actually and constructively owned by you immediately after the redemption is less than 80% of the percentage of all shares of Company common stock actually and constructively owned by you immediately before the redemption. Your interest in the Company is “completely terminated” if all of the shares of Company common stock actually and constructively owned by you are redeemed, unless you make a waiver of family attribution election and file it with the Internal Revenue Service pursuant to Section 302(c) of the Internal Revenue Code, in which case the Company common stock constructively owned by you does not have to be redeemed.

          Any capital gain will be a long-term capital gain subject to a rate not to exceed 15% if, as of the date of the exchange, the holding period for your Company shares is greater than one year. Any gain recognized by you and classified as a dividend under Section 302 of the Internal Revenue Code will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you, if you are an individual shareholder, at the long-term capital gains rate, provided that you held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the effective date. Gain treated as ordinary income will be taxed at ordinary income rates.

          In all other cases, if you receive cash in lieu of a fractional share of Company common stock, and immediately after the split transaction you constructively own shares of Company common stock, the cash you receive will be treated: (1) first, as a taxable dividend to the extent of your ratable share of the Company’s accumulated earnings and profits; (2) then, if the total amount of cash paid in the split transaction exceeds the Company’s accumulated earnings and profits, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and (3) finally, to the extent of the cash in excess of your adjusted tax basis in the redeemed shares, as capital gain from the sale or exchange of the redeemed shares.

          Payments of cash to you for the surrender of your redeemed shares of Company common stock will be subject to information reporting and “backup” withholding at a rate of 28% of the cash payment, unless you furnish the Company with your taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding, and satisfy certain other conditions. Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

          As explained above, the amounts paid to you as a result of the split transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The foregoing discussion of material United States federal income tax consequences of the split transaction set forth above represents general information only and is based upon the Internal Revenue Code, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, as well as the applicability of the alternative minimum tax to you, in light of your specific circumstances.

Record and Beneficial Ownership of Common Stock

          It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the split transaction. Shareholders who hold their shares of our common stock in a brokerage or custodial account are not shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our common stock that their clients have deposited with them through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 100 or more shares, then the stock registered in that nominee’s name will be unaffected by the split transaction. Because the split transaction only affects record holders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts owns fewer than 100 shares. Upon completion of the split transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did prior to the split transaction, even if the number of shares they own is less than 100. If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether your shares will be cashed out in the split transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold more than 100 shares in any one account, we think it is likely that all “street name” holders will remain shareholders of common stock.

          Shareholders who would prefer to remain holders of our common stock may elect to do so by acquiring sufficient shares so that they hold at least 100 shares in their own name immediately prior to the split transaction. In addition, beneficial owners who would be cashed out in the split transaction if they were record owners instead of beneficial owners, and who wish to be cashed out as part of the split transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. In either case, these shareholders will have to act far enough in advance of the split transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day of the effective time of the split transaction.

Appraisal Rights and Dissenters’ Rights

          No appraisal or dissenters’ rights are available under Office of Thrift Supervision regulations to shareholders as a result of the split transaction. There may exist other rights or actions under Office of Thrift Supervision regulations or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the split transaction. Although the nature and extent of these rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Regulatory Requirements

          In connection with the split transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

•	filing of amendments to the Company’s Charter with the Office of Thrift Supervision, in accordance with Office of Thrift Supervision regulations; and

•	complying with federal and state securities laws, including filing a transaction statement on Schedule 13E-3 with the SEC of which this proxy statement is a part.

Accounting Treatment

          We anticipate that we will account for the split transaction by treating the shares repurchased in the split transaction as shares that are cancelled and restored to the status of authorized but unissued shares.

Fees and Expenses

          We will be responsible for paying the split transaction related fees and expenses, consisting primarily of fees and expenses of our financial advisor, attorneys, printing and mailing costs, filing fees and EDGAR costs, and other related charges. We estimate that our expenses will total approximately $75,000, assuming the split transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Keller & Company fees and expenses	$15,000
Legal fees and expenses	50,000
Paying agent fees and expenses	2,000
Printing and mailing costs	6,000
Filing Fees and EDGAR charges	1,000
Miscellaneous expenses	1,000

Total	$75,000

Reservation

          Our Board of Directors will have the discretion to determine if and when to effect the split transaction, and reserves the right to abandon the transaction, even if it is approved by shareholders. Under applicable federal law, the Board has a duty to act in the best interest of the Company’s shareholders. Accordingly, the Board reserves the right to abandon the split transaction after shareholder approval and before the effective time of the split transaction, if for any reason the Board determines that, in the best interest of the Company’s shareholders, it is not advisable to proceed with the split transaction. The Board intends to complete the split transaction if approved by the Company’s shareholders, and is unaware of any circumstance that would cause it to abandon the transaction, other than (i) a significant increase in transaction costs resulting from purchases of shares prior to the effective date of the split apparently made solely for the purpose of receiving the premium to be paid to holders of fewer than 100 shares or (ii) a determination that the approved split will not reduce the number of shareholders of record to fewer than 300.

SELECTED HISTORICAL FINANCIAL DATA

          The summary financial information presented below is derived in part from our consolidated financial statements. The information at September 30, 2007 and 2006 and for the years then ended is derived in part from the audited consolidated financial statements that are included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007. The information at June 30, 2008 and 2007 and for the nine months then ended was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the nine months ended June 30, 2008 are not necessarily indicative of the results of operations that may be expected for the entire year. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, and all of the financial statements and related notes contained in the Annual Report, copies of which may be obtained as set forth below under the caption “WHERE YOU CAN FIND MORE INFORMATION.”

	At or For the Nine Months Ended June 30,				At or For the Year Ended September 30,

	2008		2007		2007		2006

	(In thousands, except share and per share data)
Selected Balance Sheet Data
Total assets	$134,609		$132,603		$132,589		$130,075
Securities available-for-sale	9,731		10,231		9,784		9,845
Securities held-to-maturity	75		83		81		92
Loans held for sale	—		2,119		2,105		2,160
Loans receivable, net	106,908		106,589		106,131		105,642
Deposits	82,793		75,006		76,229		72,463
Borrowings	27,950		34,550		33,150		35,250
Stockholders’ equity	20,821		20,414		20,430		19,855

Selected Income Statement Data
Interest income	$5,910		$6,034		$8,080		$7,474
Interest expense	2,761		2,894		3,872		3,207

Net interest income	3,149		3,140		4,208		4,267
Provision for loan losses	—		15		15		100
Noninterest income	505		573		746		974
Noninterest expense	2,599		2,671		3,478		3,241

Income before income taxes	1,055		1,027		1,461		1,900
Income tax expense	352		360		519		600

Net income	$703		$667		$942		$1,300

Share and Per Share Data
Weighted average shares outstanding:
Basic	2,280,520		2,266,407		2,268,533		2,245,119
Diluted	2,300,533		2,293,540		2,294,090		2,278,039
Outstanding shares at period end	2,299,384		2,298,559		2,300,059		2,292,084
Basic earnings per share	$0.31		$0.29		$0.42		$0.58
Diluted earnings per share	$0.31		$0.29		$0.41		$0.57
Book value per share at period end	$9.06		$8.88		$8.88		$8.66

Other Information
Return on average assets	0.71%		0.68%		0.71%		1.04%
Return on average equity	4.55%		4.42%		4.65%		6.76%
Ratio of earnings to fixed charges	1.38	x	1.35	x	1.38	x	1.59	x

SUMMARY PRO FORMA FINANCIAL INFORMATION

          The following unaudited pro forma consolidated condensed balance sheet as of June 30, 2008 and the unaudited pro forma consolidated condensed statements of income for the nine months ended June 30, 2008 and the year ended September 30, 2007 give effect to the split transaction. The unaudited pro forma consolidated condensed balance sheet gives effect to the split transaction as if the split transaction had been consummated at June 30, 2008. The unaudited pro forma consolidated condensed statements of income give effect to the split transaction as if the split transaction had been completed at the beginning of the periods presented. We have provided the following unaudited pro forma financial data solely for purposes of illustration. The pro forma financial data does not necessarily indicate what our operating results or financial position would have been if the split transaction had been completed during the periods presented. Furthermore, this data does not necessarily indicate what the future operating results or financial position of the Company will be following the split transaction. The unaudited pro forma statement of operations data includes adjustments to reflect assumed cost savings and other operational efficiencies that management expects to realize as a result of the split transaction and certain future transaction related expenses. Although management believes the amount of the projected cost savings and other operational efficiencies are reasonable, there can be no assurance that the Company will actually recognize these cost savings and operational efficiencies.

Gouverneur Bancorp, Inc.
Pro Forma Consolidated Condensed Balance Sheet
(In thousands, except per share data)

	At June 30, 2008	Change		Pro Forma

Cash and cash equivalents	$7,095	(133)		$6,962
Investments	9,806	—		9,806
Loans, net	106,908	—		106,908
Other assets	10,800	—		10,800

Total assets	$134,609	(133)		$134,476

Deposits	$82,793	—		$82,793
Borrowings	27,950	—		27,950
Other liabilities	3,045	—		3,045

Total liabilities	113,788	—		113,788

Common stock	24	—		24
Additional paid-in capital	4,969	—		4,969
Retained earnings	16,447	(75	)A	16,372
Accumulated other comprehensive income (loss)	(137)	—		(137)
Unreleased ESOP shares	(43)	—		(43)
Treasury stock	(439)	(58	)B	(497)

Total shareholders’ equity	20,821	(133)		20,688

Total liabilities and shareholders’ equity	$134,609	(133)		$134,476

Book value per share	$9.06			$9.02
Tangible book value per share	$9.06			$9.02

Gouverneur Bancorp, Inc.
Pro Forma Consolidated Statements of Income
(In thousands, except per share data)

	Nine Months Ended June 30, 2008	Change		Pro Forma

Interest income	$5,910	(4	)C	$5,906
Interest expense	2,761	—		2,761

Net interest income	3,149	(4)		3,145
Provision for loan losses	—	—		—
Noninterest income	505	—		505
Noninterest expense	2,599	(133	)D	2,466

Income before income taxes	1,055	129		1,184
Income tax expense	352	52	E	404

Net income	$703	77		$780

Basic earnings per share	$0.31			$0.34
Diluted earnings per share	$0.31			$0.34

	Year Ended September 30, 2007	Change		Pro Forma

Interest income	$8,080	(7	)C	$8,073
Interest expense	3,872	—		3,872

Net interest income	4,208	(7)		4,201
Provision for loan losses	15	—		15
Noninterest income	746	—		746
Noninterest expense	3,478	(144	)D	3,334

Income before income taxes	1,461	137		1,598
Income tax expense	519	55	E	574

Net income	$942	82		$1,024

Basic earnings per share	$0.42			$0.45
Diluted earnings per share	$0.41			$0.45

Notes to Consolidated Pro Forma Financial Statements

Note A – Represents the estimated transaction fees and expenses.

Note B – Equals 5,813 shares repurchased at $10.00 per share.

Note C – Assumes a 5% annual opportunity cost applicable to the cash used to complete the transaction less assumed cost savings.

Note D – Assumed cost savings.

Note E – Assumes a 40% effective tax rate.

MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION

          The Company’s shares are traded on the American Stock Exchange under the trading symbol “GOV.”

	Sales Price Per Share		Dividends Paid Per Share

Quarter Ended	High	Low

Through 06/30/2008	$9.30	$8.00	$—
03/31/2008	9.60	8.15	0.16
12/31/2007	12.60	7.68	—
09/30/2007	11.40	10.65	0.16
06/30/2007	12.00	10.60	—
03/31/2007	12.75	11.45	0.16
12/31/2006	14.20	11.20	—
09/30/2006	14.00	12.65	0.15
06/30/2006	14.00	12.50	—
03/31/2006	12.75	11.25	0.15
12/31/2005	12.29	10.85	—

          There were 364 record holders of our common stock on August 15, 2008.

          We do not have a formal dividend policy. Regulations issued by the Office of Thrift Supervision govern Gouverneur Savings’ capital requirements and may affect the amount of dividends we can pay. Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirements, our and Gouverneur Savings’ financial condition, applicable government regulations and other factors that our Board deems relevant.

COMMON STOCK PURCHASE INFORMATION

          The Company has effected the following repurchases of its shares during the last two fiscal years and the first six months of the current fiscal year:

Quarter Ended	Total Number of Shares Purchased	Range of Prices Paid	Average Price Paid Per Share

06/30/2008	—	$—	$—
03/31/2008	2,140(1)	9.10 – 9.25	9.17
12/31/2007	—	—	—
09/30/2007	—	—	—
06/30/2007	—	—	—
03/31/2007	—	—	—
12/31/2006	—	—	—
09/30/2006	—	—	—
06/30/2006	—	—	—
03/31/2006	—	—	—
12/31/2005	—	—	—

(1)	Shares purchased in satisfaction of the Company’s obligations upon exercise of outstanding put options issued by the Company for the ESOP.

          The Company does not have any publicly announced repurchase programs.

          Within the past 60 days, none of the Company, or its affiliates, directors, executive officers or subsidiaries have made any purchases of the Company common stock.

STOCK OWNERSHIP

          The following table provides information as of August 15, 2008 about the persons and entities known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting authority.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding(1)

Cambray Mutual Holding Company 42 Church Street Gouverneur, New York 13642	1,311,222	(2)	56.99%

Third Avenue Management, LLC Third Avenue Value Fund Inc. 622 Third Avenue, New York, New York 10017	205,511	(3)	8.93%

(1)	Based on 2,300,744 shares of the Company’s common stock outstanding and entitled to vote as of August 15, 2008.

(2)	The members of the Board of Directors of the Company also constitute the Board of Directors of Cambray Mutual Holding Company.

(3)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2008.

          The following table provides information as of August 15, 2008 about the shares of the Company common stock that may be considered to be beneficially owned by each director, named executive officers and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned (1)		Number of Shares that may be Acquired within 60 day by Exercising Options	Percent of Common Stock Outstanding (2)

Frank Langevin, Chairman of the Board	33,500		1,500	1.52%
Richard F. Bennett, President and Chief Executive Officer and Director	44,781	(3)	26,750	3.07%
Richard E. Jones, Director	5,500	(4)	1,700	*
Robert J. Leader, Director	36,924		—	1.60%
Timothy J. Monroe, Director	10,000		—	*
F. Toby Morrow, Director	3,700		—	*
Joseph C. Pistolesi, Director	10,580		1,125	*
Robert J. Twyman, Vice President and Chief Financial Officer	8,265	(5)	2,500	*
Directors and Executive Officers of the Company, as a group (11 persons)	186,588	(6)	40,525	9.70%

*	Does not exceed 1.0% of the Company’s voting securities.

(1)

The amount reported represents shares held directly, as well as shares allocated to participants in our Employee Stock Ownership Plan (“ESOP”) and other shares with respect to which a person may be deemed to have sole or shared voting or investment power. A total of 10,965 shares were allocated to ESOP participants in fiscal 2008, of which 4,310 shares were allocated to executive officers as a group. Unallocated shares and allocated shares for which no voting instructions are received are voted in the same proportion as allocated shares voted by ESOP participants. The amount reported includes 6,840 unvested Management Recognition Plan (“MRP”) shares awarded to directors and executive officers as a group in fiscal 2005, which will vest in equal amounts on September 1, 2008, 2009 and 2010. The amount reported also includes 1,360 unvested MRP shares awarded to one director in fiscal 2007, which will vest on December 29, 2008, 2009, 2010 and 2011. These unvested MRP shares may be voted by the recipients at the meeting.

(2)	Based upon 2,300,744 shares outstanding on the record date.

(3)

Includes 13,381 shares allocated to Mr. Bennett in the ESOP. Includes 6,200 shares owned by Mr. Bennett’s spouse in an Individual Retirement Account, as to which Mr. Bennett disclaims beneficial ownership.

(4)	Includes 1,000 shares owned by Mr. Jones’ spouse, as to which Mr. Jones disclaims beneficial ownership.

(5)	Includes 5,065 shares allocated to Mr. Twyman in the ESOP.

(6)	Includes 13,888 shares allocated to three executive officers, other than Mr. Bennett and Mr. Twyman, in the ESOP.

SUBMISSION OF BUSINESS PROPOSALS AND STOCKHOLDER NOMINATIONS

          Assuming the Company is at the time of the mailing of the proxy statement for the Company’s next annual meeting still subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission, the Company must receive proposals that stockholders seek to include in such proxy statement no later than September 12, 2008. If next year’s annual meeting is held on a date more than 30 calendar days from February 11, 2009, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation material for such annual meeting. Any such stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

          The Company’s Bylaws provide that in order for a stockholder to make nominations for the election of directors, a stockholder must deliver notice of such nominations to the Secretary not less than 20 days before the date of the annual meeting. The Company’s Bylaws provide that in order for a stockholder to make proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such proposals to the Secretary not less than five days before the date of the annual meeting. A copy of the Bylaws may be obtained from the Company.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a Schedule 13E-3 with the SEC regarding this transaction. This proxy statement forms a part of the Schedule 13E-3. In addition, the Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy the Schedule 13E-3 at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The Schedule 13E-3 also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

          We have not authorized anyone to give any information or make any representation about the transaction that differs from, or adds to, the information in this proxy statement or the Company documents that are publicly filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

          The information contained in this proxy statement speaks only as of its date, unless the information specifically indicates that another date applies.

DOCUMENTS INCORPORATED BY REFERENCE

          The SEC allows the Company to “incorporate by reference” information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document.

          This document incorporates by reference the documents listed below that we have filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Commission Filings (File No. 001-14910)	Filing Date/Period
Annual Report on Form 10-KSB	Year ended September 30, 2007
Quarterly Report on Form 10-QSB	Quarter ended December 31, 2007
Quarterly Report on Form 10-QSB	Quarter ended March 31, 2008
Quarterly Report on Form 10-QSB	Quarter ended June 30, 2008
Current Report on Form 8-K	Filed May 23, 2008
Current Report on Form 8-K	Filed June 30, 2008
Proxy Statement	January 10, 2008

          We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting.

          We will provide, without charge, upon the written or oral request of any person to whom this proxy statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642. These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

Appendix A-1

Form of Amendment to Charter to Effect Reverse Stock Split

          The first paragraph of Section 5 of the Charter of Gouverneur Bancorp, Inc. is hereby amended by deleting such paragraph in its entirety and replacing it with the following paragraphs:

          Section 5. Capital Stock. The total number of shares of all classes of the capital stock which the Corporation has authority to issue is 10,000,000 of which 9,000,000 shares shall be common stock, par value $0.01 per share, and of which 1,000,000 shares shall be serial preferred stock.

          Without regard to any other provision of this Charter, each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the time this amendment becomes effective, shall be and is hereby automatically reclassified and changed (without any further act) into one-hundreth (1/100th) of a fully-paid and nonassessable share of common stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 100 shares of common stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, such fractional shares shall be cancelled and converted into the right to receive the cash payment of $10.00 for each share of common stock held by any registered holder of fewer than 100 shares of common stock immediately before the time this amendment becomes effective.

          The shares may be issued from time to time as authorized by the board of directors without the approval of its shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Corporation), labor, or services actually performed for the Corporation, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the Corporation that is transferred to common stock or paid in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

Appendix A-2

Form of Amendment to Charter to Effect Forward Stock Split

          The second paragraph of Section 5 of the Charter of Gouverneur Bancorp, Inc. is hereby amended by deleting such paragraph in its entirety and replacing it with the following paragraph:

          Without regard to any other provision of these Charter, each one (1) share of common stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder (including the Corporation) who holds one (1) or more shares immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one hundred (100) fully-paid and nonassessable shares of common stock (or, with respect to fractional shares, such lesser number as may be applicable upon such 100-for-1 ratio) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of common stock shall be issued.

Appendix B

KELLER & COMPANY, INC.
Financial Institution Consultants
Investment and Financial Advisors

555 Metro Place North	614-766-1426
Suite 524	614-766-1459 (fax)
Dublin, Ohio 43017

June 25, 2008

Board of Directors
Gouverneur Bancorp, Inc.
42 Church Street
Gouverneur, Ohio 13642

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the per share consideration to be paid for each share of common stock of Gouverneur Bancorp, Inc. (“Gouverneur”) that will be cashed out in connection with Gouverneur’s proposed Reverse/Forward Stock Split (“Split”) as defined below and set forth in the proxy material and to be sent to certain shareholders of record. Keller also gave consideration to the fairness, from a financial point of view, of the proposed consideration per share to unaffiliated shareholders.

As more fully described in the proxy material to be sent to shareholders, each 100 shares of Gouverneur’s common stock will be converted to one share of common stock. Shareholders of record owning fewer than 100 shares of Gouverneur’s common stock will be entitled to receive, in lieu of fractional shares, $10.00 in cash for each pre-Split share held at the effective time of the Split. Upon completion of the reverse stock split, Gouverneur will then complete a forward stock split issuing 100 shares of Gouverneur for each current share of Gouverneur. The Split is a going private transaction and, as such, is intended to allow Gouverneur to terminate the registration of its common stock with the Securities and Exchange Commission. Keller & Company, Inc. does not opine as to the merits of the going private transaction either as to Gouverneur or the remaining shareholders.

Keller & Company, Inc., as part of its bank consulting and advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with the underwritings and distributions of listed and unlisted securities and with mergers and acquisitions and other corporate transactions. In rendering this fairness opinion, we have acted exclusively on behalf the board of directors (“Board of Directors”) of Gouverneur and will receive a fee from Gouverneur for our services.

In connection with this fairness opinion, we have reviewed, among other things: (a) proxy material describing the Split, which we assume will correspond in all material respects to the final documents to be mailed to Gouverneur’s shareholders; (b) Annual Reports for the years ended September 30, 2005, 2006 and 2007; (c) Form 10-QSB for the quarters ended March 31, June 30 and December 31, 2006 and 2007, and March 31, 2008; (d) Form 10-KSB for the fiscal years ended September 30, 2006 and 2007; (e) recent trading activity of Gouverneur’s stock; and (f) other information concerning the businesses and operations of Gouverneur furnished to us by Gouverneur for purposes of our analysis. We also held discussions with senior management of Gouverneur regarding its past and current business operations, regulatory relations, financial condition and future prospects, as well as such other matters as we deemed relevant. In addition, we have compared certain of Gouverneur’s financial and stock market information with similar information of certain other companies, the securities of which are publicly traded, reviewed the financial terms of recent stock splits in the banking industry, including the terms, conditions and premiums paid in connection with other similar transactions, and performed such other studies and analyses as we considered appropriate. Due to the recent volatility of thrift stocks, the focus of our analysis was on current market pricing for both Gouverneur and for the thrift industry, recognizing that historical prices and trends are not necessarily indicative of current market conditions.

Board of Directors
Gouverneur Bancorp, Inc.
June 25, 2008

In conducting our review and rendering this opinion, we relied upon the accuracy and completeness of all of the financial and other information provided to us by Gouverneur or publicly available, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness of any such information. We relied upon the management of Gouverneur as to the reasonableness and achievability of the financial and operating forecasts and projections provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be substantially realized in the amounts and in the time periods currently estimated by management. We further relied on the advice of counsel and independent accountants to Gouverneur as to legal and financial matters, respectively, concerning Gouverneur and the Split, and have assumed that the Split will be conducted in a manner that complies in all respects with applicable statutes, law, rules and regulations. We did not opine an independent valuation or appraisal of the specific assets, the collateral securing such assets, or the liabilities (contingent or otherwise) of Gouverneur or its subsidiaries, nor have we been furnished with any such valuations or appraisals. We did not independently evaluate the adequacy of Gouverneur’s allowances for loan losses and assumed that such allowances for loan losses have been accurately and appropriately calculated. We did not review any individual credit or loan files of Gouverneur or its subsidiaries. We have also assumed that there has been no material change in Gouverneur’s assets, financial condition, results of operations, and business since the date of the most recent financial statements made available to us. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Keller also reviewed the financial structure of the transaction relative to Gouverneur’s current and pro forma book value per share and its trading prices during the past two years, giving consideration to the fairness of the transaction to shareholders directly involved in the transaction as well as to remaining shareholders.

It is understood that this opinion is directed to the Board of Directors and may not be excerpted, quoted or referred to in any document or used for any other purpose without our prior written consent; provided, however, that Gouverneur may include this opinion in its entirety as an exhibit or appendix to any report, statement, or schedule filed by Gouverneur with the Securities and Exchange Commission under the Securities Exchange Act of 1934 in connection with the Split. This opinion does not constitute a recommendation as to how any stockholder of Gouverneur should vote at any meeting of stockholders called to consider and vote upon the Split.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the $10.00 per share consideration offered in the Split for each pre-Split share is fair, from a financial point of view, to the shareholders of Gouverneur.

Very truly yours,

/s/ KELLER & COMPANY, INC.

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GOUVERNEUR BANCORP, INC.

Special Meeting of Stockholders

September 25, 2008
3:00 p.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints the Board of Directors, each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Special Meeting of Stockholders, to be held on September 25, 2008, at 3:00 p.m., local time, in the Boardroom of Gouverneur Savings & Loan Association, 20 John Street, Gouverneur, New York, with all of the powers the undersigned would possess if personally present at such meeting, as indicated to the right:

1.

APPROVAL of two amendments to the Company’s Charter to effect a reverse 1-for-100 stock split followed immediately by a forward 100-for-1 stock split of common shares. Each registered shareholder owning fewer than 100 shares of common stock immediately prior to the reverse stock split will, instead of participating in the forward stock split, receive a cash payment equal to $10.00 per share on a pre-split basis.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE LISTED PROPOSAL.

          This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the proposal listed. If any other business is presented at the special meeting this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the special meeting.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

          Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

          The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and of a Proxy Statement dated August 22, 2008.

Date _______________________
Signature of Stockholder

Date _______________________
Signature of Stockholder

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